UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM U5S

                                  ANNUAL REPORT

                      For the Year Ended December 31, 2003

       Filed pursuant to the Public Utility Holding Company Act of 1935 by

                                       by

                               EXELON CORPORATION
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603


                            PECO ENERGY POWER COMPANY
                               2301 Market Street
                        Philadelphia, Pennsylvania 19101

                          EXELON VENTURES COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603

                         EXELON GENERATION COMPANY, LLC
                                 300 Exelon Way
                       Kennett Square, Pennsylvania 19348

                       EXELON ENERGY DELIVERY COMPANY, LLC
                            10 South Dearborn Street
                                   37th Floor
                             Chicago, Illinois 60603





                                Table of Contents

ITEM NUMBER                DESCRIPTION                                             PAGE NUMBER

1                System Companies and Investments therein                                4
                            as of December 31, 2003.

2                Acquisitions or Sales of Utility Assets                                 4

3                Issue, Sale, Pledge, Guarantee or Assumptions                           4
                              of System Securities

4                Acquisition, Redemption, or Retirement of                               4
                        System Securities

5                Investments in Securities of Nonsystem Companies                        5

6                Officers and Directors                                                  5

7                Contributions and Public Relations                                     74

8                Service, Sales and Construction Contracts                              74

9                Wholesale Generators and Foreign Utility Companies                     75

10               Financial Statements and Exhibits                                      79




                     Glossary of Defined Terms

AmerGen                       AmerGen Energy Company, L.L.C.

AOG # 2 LP                    Exelon AOG Holding # 1, Inc.

AOG # 2 GP                    Exelon AOG Holding # 2, Inc

ComEd                         Commonwealth Edison Company

Commission                    Securities and Exchange Commission

EBSC                          Exelon Business services Company

ExCapPtrs                     Exelon Capital Partners

Exelon                        Exelon Corporation

Exelon Delivery               Exelon Energy Delivery Company, LLC

Enterprises                   Exelon Enterprises Company, LLC

ExInvInc                      Exelon Enterprises Investment, Inc.

Exelon Ventures               Exelon Ventures Company, LLC

ExTel                         ExTel Corporation, LLC

ExTex                         ExTex LaPorte Limited Partnership

EWG                           Exempt Wholesale Generator

Financing U-1                 The Form U-1 Application/Declaration filed by
                              Exelon Corporation in File No. 70-9693

Fossil Holding                Exelon (Fossil) Holdings, Inc.

Genco                         Exelon Generation Company, LLC

GP                            General partner

LP                            Limited partner

Merger U-1                    The Form U-1 Application/Declaration filed by
                              Exelon Corporation in File No. 70-9645

N/A                           Not applicable or not available

NEDI                          National Energy Development, Inc.

Peaker GP                     Exelon Peaker Development General, LLC

Peaker LP                     Exelon Peaker Development Limited, LLC

PECO                          PECO Energy Company

PEPCO                         PECO Energy Power Company

Power Holdings                Exelon Power Holdings, LP

PETT                          PECO Energy Transition Trust
                              (a subsidiary of PECO)

Sithe                         Sithe Energies, Inc.

SECO                          Susquehanna Electric Company

Spruce GP                     Spruce Holdings, GP 2000, LLC

Spruce LP                     Spruce Holdings, LP 2000, LLC

Unicom                        Unicom Corporation

Ventures                      Exelon Ventures Company, LLC

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN as of December 31, 2003.

Issuer Book Value and Owner's Book Value for the System Companies and Investments Therein is filed herewith confidentially pursuant to 17 CFR ss.
250.104 under the Public Utility Holding Company Act of 1935.

Exelon Corporation Subsidiaries and Investments
As of December 31, 2003

                                                                 Common    Parent       Other                   PUHCA
                                                                 Shares    Voting       Voting           Type of Business
Tier  Company name                                                Owned     Power       Power                And Authority
-----------------------------------------------------------------------------------------------------------------------------------
Exelon Corporation                                                                                      Public Utility Holding
                                                                                                         Company
  1   Exelon Business Services Company                                1   100.00%                       Subsidiary Service Company
  1   Unicom Resources, Inc.                                        100   100.00%                       Inactive
  1   Unicom Assurance Company, Ltd. *                               NA   100.00%                       Approved in Merger Order
                                                                                                        (Captive Insurance Company)
  1   Exelon Investment Holdings, LLC*                               NA   100.00%                       Intermediate Subsidiary
  1   Exelon Capital Trust I *                                      N/A   100.00%                       Financing company
  1   Exelon Capital Trust II *                                     N/A   100.00%                       Financing company
  1   Exelon Capital Trust III *                                    N/A   100.00%                       Financing company
  1   Boston Financial Institutional Tax Credit Fund X               NA    10.72%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   Boston Financial Institutional Tax Credit Fund XIV             NA    43.69%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   Boston Financial Institutional Tax Credit Fund XIX             NA    14.19%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   Boston Financial Institutional Tax Credit Fund XXI             NA    34.54%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   Related Corporate Partners XII, L.P.                           NA    36.03%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   Related Corporate Partners XIV, L.P.                           NA    15.99%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   Summit Corporate Tax Credit Fund II                            NA    33.00%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   USA Institutional Tax Credit Fund XXII                         NA    24.49%                       Approved in Merger Order
                                                                                                        (tax advantaged transactions
                                                                                                         - housing)
  1   Unicom Investment, Inc.                                       100   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  2      Scherer Holdings 1, LLC                                     NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  2      Scherer Holdings 2, LLC                                     NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  2      Scherer Holdings 3, LLC                                     NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  2      Spruce Holdings G.P. 2000, LLC                              NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  2      Spruce Holdings L.P. 2000, LLC                              NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  3       Spruce Equity Holdings, L.P.                               NA    99.00% Spruce LP             Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
                                                                     NA     1.00% Spruce GP
  4          Spruce Holdings Trust                                   NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  2      Wansley Holdings 1, LLC                                     NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)



                                                                 5


  2      Wansley Holdings 2, LLC                                     NA   100.00%                       Approved in Merger Order
                                                                                                       (Tax advantaged transactions)
  1   Exelon Ventures Company, LLC                                   NA   100.00%                       Public Utility Holding
                                                                                                        Company First Tier
  2      Exelon SynFuel I, LLC                                       NA   100.00%                       Intermediate Subsidiary
  3       DTE Buckeye, LLC *                                               59.00%                       Tax advantaged transactions
  2      Exelon SynFuel II, LLC                                      NA   100.00%                       Intermediate Subsidiary
  3       DTE Belews Creek, LLC *                                          99.00%                       Tax advantaged transactions
  2      Exelon Generation Company, LLC                              NA   100.00%                       Public Utility Holding
                                                                                                        Company Second Tier and
                                                                                                        Utility Company
  3       Exelon Generation Finance Company, LLC                     NA   100.00%                       Approved in Financing Order
                                                                                                        (Financing)
  3       ExTex Retail Services Company, LLC                         NA   100.00%                       Rule 58 - 5
  3       Penesco Company, LLC                                       NA   100.00%                       Rule 58
  3       Port City Power, LLC *                                     NA   100.00%                       Approved in Investment Order
                                                                                                        (Development Company)
  3       Southeast Chicago Energy Project, LLC                      NA   100.00%                       Exempt Wholesale Generator
  3       Concomber Ltd                                              NA   100.00%                       Approved in Merger Order
                                                                                                        (Captive Insurance Company)
  3       Cenesco Company, LLC                                       NA   100.00%                       Rule 58
  3       Exelon Allowance Management Company, LLC                   NA   100.00%                       Rule 58
  3       Susquehanna Electric Company                            1,000   100.00%                       Utility Company
  3       Exelon SHC, Inc.                                           NA    85.00% Genco-LP              Intermediate Subsidiary
                                                                     NA    14.00% Peaker Dev. Gen.-GP
                                                                     NA     1.00% Ventures - LP
  4          Keystone Fuels, LLC                                     NA    20.99%                       Rule 58
  4          Conemaugh Fuels,  LLC                                   NA    20.72%                       Rule 58
  4          EXRES, SHC, Inc. *                                      NA    50.00%                       Intermediate Subsidiary
  5            Exelon (Fossil) Holdings, Inc.                             100.00%                       Intermediate Subsidiary
  6              National Energy
                   Development, Inc. (NEDI) *                       100   100.00%                       Intermediate Subsidiary
  6              Sithe Energies, Inc. *                                    56.00% Fossil Holdings       Combination Exempt Wholesale
                                                                                                        Generator and Rule 58
                                                                           44.00% NEDI                  Intermediate Subsidiary
  3       British Energy US Holdings, Inc.                       73,000   100.00%                       Intermediate Subsidiary
  4          British Energy US Investments, LLC                      NA   100.00%                       Intermediate Subsidiary
  4          British Energy Limited Partnership                      NA    99.00% British Energy        Intermediate Subsidiary
                                                                                    Holdings, Inc.
                                                                                    as LP
                                                                     NA     1.00%

                                                                                  British Energy US
                                                                                   Investments, as GP

  5            AmerGen Energy Company, LLC                           NA    50.00% Genco                 Exempt Wholesale Generator
                                                                     NA    50.00% British Energy
                                                                                    Limited Partnership
  6              AmerGen Consolidation, LLC                          NA   100.00%                       Intermediate Subsidiary
  6              AmerGen TMI NQF, LLC                                NA   100.00%                       Intermediate Subsidiary
  6              AmerGen Oyster Creek NQF, LLC                       NA   100.00%                       Intermediate Subsidiary
  6              AmerGen Clinton NQF, LLC                            NA   100.00%                       Intermediate Subsidiary
  3       PECO Energy Power Company                             984,000   100.00%                       Electric Utility Company
                                                                                                        and Registered Holding
                                                                                                        Company
  4          Susquehanna Power Company                        1,273,000   100.00%                       Electric Utility Company
  5            The Proprietors of the
                 Susquehanna Canal*                                  NA   100.00%                       Inactive
  3       Exelon Generation International, Inc. *                    NA   100.00%                       Intermediate Subsidiary
  3       Exelon Peaker Development General, LLC                     NA   100.00%                       Intermediate Subsidiary
  3       Exelon Peaker Development Limited, LLC                     NA   100.00%                       Intermediate Subsidiary
  4          ExTex LaPorte Limited Partnership *                     NA    99.00% Peaker Ltd.-LP        Exempt Wholesale Generator
                                                                     NA     1.00% Peaker Gen.-GP
  3       ExTex Marketing, LLC                                       NA   100.00%                       Rule 58
  4          ExTex Power, LP                                         NA    99.00% ExTexMarketing-LP     Rule 58
                                                                     NA     1.00% Genco - GP
  3       Exelon AOG Holding # 1, Inc.                                    100.00%                       Intermediate Subsidiary
  3       Exelon AOG Holding # 2, Inc.                                    100.00%                       Intermediate Subsidiary
  4          Exelon New England Power Marketing, LP                  NA    99.00% AOG # 2, LP           Rule 58
                                                                     NA     1.00% AOG # 1, GP





                                                                 6

  3       Exelon New England Holdings, LLC                           NA   100.00%                       Intermediate Subsidiary
  4          Exelon New England Power Services, Inc.                      100.00%                       Rule 58
  4          Exelon New England Development, LLC                     NA   100.00%                       Development Company
  4          Exelon Wyman, LLC                                       NA   100.00%                       Exempt Wholesale Generator
  4          Exelon Edgar, LLC                                       NA   100.00%                       Exempt Wholesale Generator
  4          Exelon Framingham, LLC                                  NA   100.00%                       Exempt Wholesale Generator
  4          Exelon Framingham Development, LLC                      NA   100.00%                       Development Company
  4          Exelon West Medway, LLC                                 NA   100.00%                       Exempt Wholesale Generator
  4          Exelon West Medway Expansion, LLC *                     NA   100.00%                       Development Company
  4          Exelon West Medway Development, LLC                     NA   100.00%                       Development Company
  4          Exelon Boston Services, LLC                             NA   100.00%                       Rule 58
  4          Exelon New Boston, LLC                                  NA   100.00%                       Exempt Wholesale Generator
  4          Exelon Hamilton, LLC                                    NA   100.00%                       Rule 58
  4          Exelon Boston Generating, LLC                           NA   100.00%                       Intermediate Subsidiary
  5            Exelon Mystic, LLC                                    NA   100.00%                       Exempt Wholesale Generator
  5            Exelon Mystic Development, LLC                        NA   100.00%                       Exempt Wholesale Generator
  5            Exelon ForeRiver Development, LLC                     NA   100.00%                       Exempt Wholesale Generator
  3       Exelon PowerLabs, LLC                                      NA   100.00%                       Rule 58 (vii)
  3       Exelon Generation Consolidation, LLC                       NA   100.00%                       Intermediate Subsidiary
  4          Braidwood 1 NQF, LLC                                    NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Braidwood 2 NQF, LLC                                    NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Byron 1 NQF, LLC                                        NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Byron 2 NQF, LLC                                        NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Dresden 1 NQF, LLC                                      NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Dresden 2 NQF, LLC                                      NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Dresden 3 NQF, LLC                                      NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          LaSalle 1 NQF, LLC                                      NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          LaSalle 2 NQF, LLC                                      NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Limerick 1 NQF, LLC                                     NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Limerick 2 NQF, LLC                                     NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          PeachBottom 1 NQF, LLC                                  NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          PeachBottom 2 NQF, LLC                                  NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          PeachBottom 3 NQF, LLC                                  NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Quad Cities 1 NQF, LLC                                  NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Quad Cities 2 NQF, LLC                                  NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Salem 1 NQF, LLC                                        NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Salem 2 NQF, LLC                                        NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Zion 1 NQF, LLC                                         NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  4          Zion 2 NQF, LLC                                         NA   100.00%                       Successor to trusts approved
                                                                                                         in the merger order.
  2      Exelon Enterprises Company, LLC                             NA   100.00%                       Non-Utility Holding Company
                                                                                                        Second Tier
  3       Exelon Energy Company                                     100   100.00%                       Rule 58
  4          AllEnergy Gas & Electric
                Marketing Company, LLC                               NA   100.00%                       Rule 58
  5            Texas Ohio Gas, Inc.                                 100   100.00%                       Rule 58





                                                                 7

  3       Exelon Enterprises Management, Inc.                             100.00%                       Approved in Merger Order
                                                                                                        (investments in Rule 58 and
                                                                                                         Telecommunications)
  4          CIC Global, LLC                                         NA    50.00%                       ETC
  4          UniGrid Energy, LLC*                                    NA    50.00%                       ETC - Inactive
  4          Phoenix Foods, LLC                                             5.00%                       ETC
  4          Exelon Capital Partners, Inc.                          100   100.00%                       Approved in Merger Order
                                                                                                        (investments in Rule 58 and
                                                                                                         Telecommunications)
  5            Automated Power Exchange                                     5.80%                       ETC
  5            Clean Air Partners, Inc.                                    14.30%                       ETC
  5            Soft Switching Technologies, Inc.                            4.20%                       ETC
  5            Nxt Phase Corporation                                        6.10%                       ETC
  5            ECP Telecommunications Holdings, LLC                  NA   100.00%                       Holds ETCs
  6              Energy Trading Company                                   100.00%                       ETC
  7               Entrade, Inc.                                             < 10%                       ETC
  7               WorldWide Web Network Corp                                < 10%                       ETC
  6              Enerwise Global Technologies, Inc.                        16.30%                       ETC
  6              Everest Broadband Networks                                15.50%                       ETC
  6              Exotrope, Inc.                                             < 10%                       ETC
  6              Media Station, Inc.                                        2.48%                       ETC
  6              NEON Communications, Inc.                                 10.01%                       Approved in Merger Order
                                                                                                        (Investment)
  6              SoftComp, Inc (PermitsNow)                                15.51%                       Inactive
  6              Planalytics, Inc.                                          9.60%                       ECP
  6              Pantellos Corporation                                      3.80%                       ETC
  6              SmartSynch                                                10.50%                       ETC
  6              VITTS Network Group, Inc.                                 20.26%                       ETC
  6              OmniChoice.com, Inc.                                      30.10%                       ETC
  5            Exelon Enterprises Investments, Inc.                       100.00%                       Approved in Merger Order
                                                                                                        (investments in Rule 58 and
                                                                                                         telecommunications)
  6              Kinetic Venture Fund I, LLC                               22.22%                       Merger U-1 Amendment # 5
                                                                                                        (Reserved Jurisdiction)
  6              Kinetic Venture Fund II, LLC                              14.30%                       Merger U-1 Amendment # 5
                                                                                                        (Reserved Jurisdiction)
  6              Enertech Capital Partners II                               6.10%                       ETC
  6              UTECH Climate Challenge Fund, L.P.                        24.30%                       Approved in Merger Order
                                                                                                        (eneragy related  - venture
                                                                                                         capital Rule 58)
  6              EEI Telecommunications Holdings, LLC                NA   100.00%                       ETC
  7               Exelon Communications Holdings, LLC                NA   100.00%                       ETC
  8                 PHT Holdings, LLC                                NA   100.00%                       Held by ETC
  9                     PECO Hyperion Telecommunications             NA    49.00% PHT Holdings          Held by ETC
                                                                     NA     1.00% PECO
  8                 Exelon Communications Company, LLC               NA   100.00%                       Held by ETC
  3       F & M Holdings Company, LLC                                NA   100.00%                       Rule 58
  4          Oldco VSI, Inc.                                        100   100.00%                       Rule 58
  5            EGW Meter Services, LLC *                             NA   100.00%                       Rule 58
  4          II Services, Inc.                                            100.00%                       Rule 58
  5            EIS Engineering, Inc.                                      100.00%                       Rule 58
  6              InfraSource Field Services LLC *                    NA   100.00%                       Rule 58
  4          NEWCOSY, Inc.                                            1   100.00%                       Rule 58
  4          Fischbach and Moore Electric, Inc.                       1   100.00%                       Rule 58
  4          NEWCOTRA, Inc.*                                          1   100.00%                       Rule 58
  5            Fischbach and Moore, Inc.                              1   100.00%                       Rule 58
  6              Fischbach and Moore Electrical
                  Contracting, Inc.*                                  1   100.00%                       Rule 58
  6              T.H. Green Electric Co., Inc.*                       1   100.00%                       Rule 58
  5          Rand-Bright Corporation                                  1   100.00%                       Rule 58
  5          OSP Servicios S.A. de C.V.*                                  100.00%                       Rule 58
  5          Universal Network Development, Corp.*                         49.00%                       Rule 58
  4          EIS Investments, LLC*                                   NA   100.00%                       Rule 58
  5            WCB Services, LLC *                                   NA    49.00%                       Rule 58
  3       Exelon Services, Inc.                                           100.00%                       Rule 58
  4          Exelon Services Federal Group, Inc.                          100.00%                       Rule 58
  3       Unicom Power Holdings, LLC                                 NA   100.00%                       Rule 58
  3       Unicom Power Marketing, Inc.                              100   100.00%                       Rule 58





                                                                 8

  3       Adwin Equipment Company                                         100.00%                       Rule 58
  3       Exelon Thermal Holdings, Inc.                             100   100.00%                       Rule 58
  4          ETT North America, Inc.                                 10   100.00%                       Rule 58
  5            Northwind Thermal Technologies
                 Canada, Inc.                                        10   100.00%                       Merger Order Reserved
                                                                                                        Jurisdiction ; Investment
                                                                                                        U-1 in Docket 70-9691 (
                                                                                                        Rule 58 operating outside
                                                                                                        the U.S.)
  6              ETT Canada, Inc.                                    10   100.00%                       Merger Order Reserved
                                                                                                        Jurisdiction ; Investment
                                                                                                        U-1 in Docket 70-9691
                                                                                                        (Rule 58 operating outside
                                                                                                        the U.S.)
  7               Northwind Windsor                                  NA    50.00%                       Merger Order Reserved
                                                                                                        Jurisdiction ; Investment
                                                                                                        U-1 in Docket 70-9691
                                                                                                        (Rule 58 operating outside
                                                                                                        the U.S.)
  4          ETT Nevada, Inc.                                       100   100.00%                       Rule 58
  5            Northwind Aladdin, LLC *                              NA    75.00%                       Rule 58
  5            Northwind Las Vegas, LLC *                            NA    50.00%                       Rule 58
  4          Exelon Thermal Development, Inc.                       100   100.00%                       Rule 58
  4          ETT Boston, Inc.                                       100   100.00%                       Rule 58
  4          Northwind Boston, LLC                                   NA    25.00%                       Rule 58
  4          ETT Houston, Inc.                                      100   100.00%                       Rule 58
  4          Thermal Chicago Corporation*                           100   100.00%                       Rule 58
  5            Northwind Chicago, LLC                   Member Interest   100.00%                       Rule 58
  5            Exelon Thermal Technologies, Inc.                    100   100.00%                       Rule 58
  5            ETT National Power Inc.                              100   100.00%                       Rule 58
  6              Northwind Midway, LLC*                 Member Interest   100.00%                       Rule 58
  1   Exelon Energy Delivery Company, LLC                            NA   100.00%                       Intermediate public utility
                                                                                                        holding company
  2      New IP Company*                                            100   100.00%                       Utility company
  2      PECO Energy Company                                170,478,507   100.00%                       Electric and Gas Utility
                                                                                                        Company
  3       East Coast Natural Gas Cooperative, LLP                    NA    41.12%                       Rule 58
  3       Horizon Energy Company*                                 1,000   100.00%                       Inactive
  3       Adwin Realty Company                                    1,000   100.00%                       Merger Order Reserved
                                                                                                        Jurisdiction (Real
                                                                                                        Estate) (2)
  4          Ambassador II Joint Venture *                           NA    50.00%                       Merger Order Reserved
                                                                                                        Jurisdiction (Real
                                                                                                        Estate) (2)
  4          Bradford Associates *                                   NA    50.00%                       Merger Order Reserved
                                                                                                        Jurisdiction (Real
                                                                                                        Estate) (2)
  4          Franklin Town Towers Associates *                       50    50.00%                       Merger Order Reserved
                                                                                                        Jurisdiction (Real
                                                                                                        Estate) (2)
  4          Henderson Ambassador Associates *                       NA    50.00%                       Merger Order Reserved
                                                                                                        Jurisdiction (Real
                                                                                                        Estate) (2)
  3       PECO Energy Transition Trust                               NA   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  3       PECO Energy Capital Corp.                               1,000   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  4          PECO Energy Capital Trust III                           NA   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  4          PECO Energy Capital, LP                                 NA     3.00%                       Approved in Merger Order
                                                                                                        (Financing)
  3       PECO Energy Capital Trust IV                               NA   100.00%                       Financing
  3       PECO Energy Capital Trust V*                               NA   100.00%                       Financing
  3       PECO Energy Capital Trust VI*                              NA   100.00%                       Financing
  3       ExTel Corporation, LLC                                     NA   100.00%                       Intermediate Subsidiary
  4          PECO Wireless, LP                                       NA    99.00% PECO                  Intermediate Subsidiary
                                                                            1.00% ExTel
  5            ATNP Finance Company                                 100   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  5            PEC Financial Services, LLC                           NA   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  3       Adwin (Schuylkill) Cogeneration, Inc. *                          50.00%                       ERC






                                                                 9

  2      Commonwealth Edison Company                        127,002,904    99.90% 0.01 Various          Public Utility Holding
                                                                                                        Company, Second Tier;
                                                                                                        Electric Utility Company
  3       Commonwealth Edison Company of Indiana, Inc.          908,084   100.00%                       Electric Utility Company
  3       ComEd Financing I *                                        NA   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  3       ComEd Financing II *                                       NA   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  3       ComEd Financing III                                        NA   100.00%                       Financing
  3       ComEd Funding, LLC                                         NA   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  4          ComEd Transitional Funding Trust                        NA   100.00%                       Approved in Merger Order
                                                                                                        (Financing)
  3       Commonwealth Research Corporation                         200   100.00%                       Rule 58
  3       Edison Development Company                                741   100.00%                       Approved in Merger Order
                                                                                                        (economic and community
                                                                                                        development)
  3       Edison Development Canada Inc.                         15,158   100.00%                       Merger Order reserved
                                                                                                        jurisdiction; Investment U-1
                                                                                                         in Docket 70-9691 (economic
                                                                                                         and community development)
  4          Edison Finance Partnership                              NA   100.00%                       Merger Order reserved
                                                                                                        jurisdiction; Investment U-1
                                                                                                         in Docket 70-9691
                                                                                                        (Financing)
  3       Chicago Equity Fund                                                <10%                       Approved in Merger Order
                                                                                                        (economic and community
                                                                                                        development)
  3       Dearborn Park Corporation                                          <10%                       Approved in Merger Order
                                                                                                        (economic and community
                                                                                                        development)
  3       I.L.P. Fund C/O Chicago Capital Fund                               <10%                       Approved in Merger Order
                                                                                                        (economic and community
                                                                                                        development)



* Inactive company.


Note 1 - Changes in System Companies
-------------------------------------

Companies Dissolved During the Year
-------------------------------------

AmerGen Vermont, LLC Dissolved 3/11/2003.
Exelon Generation Canada Corporation dissolved 2/27/2003.
PECO Energy Capital Trust II - Dissolved 12/31/2003
Exelon Power Holdings, LP - Dissolved November 25, 2003
InfraSource Environmental Services, LLC - Dissolved June 19, 2003

Subsidiaries Added During the Year
-------------------------------------

Exelon Investment Holdings, LLC formed in Illinois 3/17/2003. Holding company for tax-advantaged transactions (housing) that were approved in the merger order.

ExTex Retail Services Company, LLC
Retail provider of electricity to commercial customers in Texas, dab Exelon Power Services

AllEnergy Connecticut Company, LLC

Formed in Delaware, 6/13/2003
Retail marketing of natural gas and energy-related services.

AllEnergy Massachusetts Company, LLC
Formed in Delaware, 6/13/2003
Retail marketing of natural gas and energy-related services.

AllEnergy New Jersey Company, LLC
Formed in Delaware, 6/13/2003
Retail marketing of natural gas and energy-related services.

AllEnergy New York Company, LLC
Formed in Delaware, 6/13/2003
Retail marketing of natural gas and energy-related services.

AllEnergy Rhode Island Company, LLC
Formed in Delaware, 6/13/2003
Retail marketing of natural gas and energy-related services.

PECO Energy Capital Trust IV
Financing company formed in Delaware 5/9/2003

PECO Energy Capital Trust V
Financing company formed in Delaware 5/9/2003

PECO Energy Capital Trust VI
Financing company formed in Delaware 5/9/2003

Thermal Chicago Corporation Holding company for thermal energy companies Formed in Delaware, October 3, 2003

New IP Company
Holding company, formed in Illinois, October 28, 2003

Dresden 1 NQF, LLC (a)

Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

Dresden 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

Dresden 3 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

LaSalle 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

LaSalle 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

Limerick 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

Limerick 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

PeachBottom 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

PeachBottom 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

PeachBottom 3 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 20, 2003

Braidwood 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Braidwood 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Byron 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Byron 2 NQF, LLC (a)

Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Quad Cities 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Quad Cities 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Salem 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Salem 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Zion 1 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Zion 2 NQF, LLC (a)
Hold and manage Nonqualified Decommissioning Fund for the nuclear plant. Organized in Nevada, October 21, 2003

Exelon Generation Consolidation, LLC (b)
Hold and manage the Qualified Nuclear Decommissioning funds for the Units and will also become the Member of the 20 NQF companies
Organized in Nevada, October 22, 2003

AMERGEN TMI, NQF, LLC
Hold and manage nonqualified decommissioning fund.
Organized in Nevada, December 13, 2002

AmerGen Clinton, NQF, LLC
Hold and manage nonqualified decommissioning fund.
Organized in Nevada, December 13, 2003

AmerGen Oyster Creek, NQF, LLC
Hold and manage nonqualified decommissioning fund.
Organized In Nevada, December 13, 2003.

AllEnergy Gas Marketing Company New Jersey, LLC
Formed in Delaware, July 10, 2003
Retail marketing of natural gas and energy-related services.

AllEnergy Gas Marketing Company New York, LLC
Formed in Delaware, July 10, 2003
Retail marketing of natural gas and energy-related services.

Exelon SynFuel I, LLC
Holding company for IRC 29 activities
Formed in Delaware, July 25, 2003

Exelon SynFuel II, LLC
Holding company for IRC 29 activities
Formed in Delaware, July 25, 2003

Exelon SHC, Inc.
Holding company for an EWG investment
Formed in Delaware, July 25, 2003

EXRES SHC, Inc.
Holding company for an EWG investment
Formed in Delaware, July 25, 2003

Exelon Capital Trust I
Financing company
Formed in Delaware, August 25, 2003

Exelon Capital Trust II
Financing company
Formed in Delaware, August 25, 2003

Exelon Capital Trust III
Financing company
Formed in Delaware, August 25, 2003

F&M Holdings Company, LLC
Holding company for Rule 58 investments
Formed in Delaware, September 18,2003

DTE Buckeye, LLC
IRC 29 activities
Acquired November 25, 2003 by Exelon SynFuel I, LLC

DTE Belews Creek, LLC
IRC 29 activities
Acquired November 25, 2003 by Exelon SynFuel II, LLC


Name Changes During the year
----------------------------
NEWCOSY, Inc. - Name change from Syracuse Merit Electric, Inc.
II Services, Inc. - Name change from InfraSource Integrated Services, Inc. Oldco VSI, Inc. - Name change from VSI Group Inc.

Dispositions During the Year
----------------------------
Aconite Corporation - Sold September 24, 2003

AllEnergy Connecticut Company, LLC. - Sold September 1, 2003 AllEnergy Gas Marketing Company New Jersey, LLC - Sold 11/1/2003 AllEnergy Gas Marketing Company New York, LLC - Sold 11/1/2003 AllEnergy Massachusetts Company, LLC. - Sold September 1, 2003 AllEnergy New Jersey Company, LLC - Sold 11/1/2003
AllEnergy New York Company, LLC - Sold 10/1/2003
AllEnergy Rhode Island Company, LLC. - Sold September 1, 2003
Blair Park Services, Inc. - Sold September 24,2003
Chowns Communications, Inc. - Sold September 24, 2003
Dacon Corporation - Sold September 24, 2003
Dashiell Corporation - Sold September 24, 2003
Dashiell Holdings Corporation - Sold September 24, 2003
Electric Services, Inc. - Sold September 24, 2003
Gas Distribution Contractors, Inc. - Sold September 24, 2003 InfraSource Corporate Services, Inc. - Sold September 24, 2003 InfraSource Underground Construction, LLC - Sold September 24, 2003 InfraSource, Inc. - Sold September 24, 2003
International Communications Services, Inc. - Sold September 24, 2003 M.J. Electric, Inc. - Sold September 24, 2003
Mechanical Specialties Incorporated - Sold September 24, 2003 Mid-Atlantic Pipeliners, Inc. - Sold September 24, 2003
MRM Technical Group, Inc. - Sold September 24, 2003
Mueller Distribution Contractors, Inc. - Sold September 24, 2003 Mueller Pipeliners, Inc. - Sold September 24, 2003
OSP Consultants, Inc. - Sold September 24, 2003
OSP Telcomm de Mexico, S.A. de C.V. - Sold September 24, 2003
OSP Telecom, Inc. - Sold September 24, 2003
OSP, Inc. - Sold September 24, 2003
RJE Telecom, Inc. - Sold September 24, 2003
Sunesys of Virginia, Inc. - Sold September 24, 2003
Sunesys, Inc. - Sold September 24, 2003
Trinity Industries, Inc. - Sold September 24,2003
Utility Locate & Mapping Services, Inc. - Sold December 9, 2003





Note 2 - Investments in Unsecured Debt
--------------------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
Intercompany Loan from          Intercompany Loan to          Interest Rate                 Loan Balance
                                                                                            (in thousands)
------------------------------- ----------------------------- ----------------------------- -----------------------------
Exelon                          EBSC                          Libor plus 0.50%              $10,500
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Genco                         Libor plus 0.50%              115,000
------------------------------- ----------------------------- ----------------------------- -----------------------------
Exelon Generation Finance       Exelon Allowance Management   7.44%                         27,855
Company, LLC                    Company, LLC
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Genco                         Libor plus 0.55%              702,500
------------------------------- ----------------------------- ----------------------------- -----------------------------




                                       15



------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Exelon New England            Libor plus 3.00%              10,000
                                  Holdings, LLC
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Exelon Peaker Development     Libor plus 2.25%              445,172
                                  Limited, LLC
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Nuclear US Holdings, Inc.     Libor plus 0.55%              132,290
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
PEC Financial Services, LLC     PECO Energy Company           9.95%                         4,000,000
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                PECO Energy Company           12.7%                         1,245,779
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
ATNP Finance Company            PEC Financial Services, LLC   9.75%                         4,000,000
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                PEC Financial Services, LLC   12.5%                         1,196,967
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
Unicom Investment, Inc.         Enterprises                   One month LIBOR plus 50       117,856
                                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
ComEd                           EBSC                          One month LIBOR plus 50       104,500
                                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Unicom Investments, Inc       One month LIBOR plus 50       1,070,696
                                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
Edison Finance Partnership      Exelon Thermal Holdings,      8%                            19,935
                                      Inc.
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
EEI Telecommunications          Exelon Energy Company         One month LIBOR plus 50       29,069
Holdings, Inc.                                                basis points

------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Enterprises                   One month LIBOR plus 50       10,000
                                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Exelon Services, Inc.         One month LIBOR plus 50       18,000
                                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Exelon Services, Inc.         6%                            63,277
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Exelon Thermal Holdings,      One month LIBOR plus 50       83,900
                                Inc.                          basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
Enterprises                     Exelon Enterprises            One month LIBOR plus 50       39,163
                                Management, Inc.              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Exelon services, Inc.         One month LIBOR plus 50       12,500
                                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                F&M Holdings, LLC             One month LIBOR plus 50       3,431
                                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------




                                       16


------------------------------- ----------------------------- ----------------------------- -----------------------------
Exelon Enterprises              Enterprises                   One month LIBOR plus 50       344,582
Investment, Inc.                                              basis points
------------------------------- ----------------------------- ----------------------------- -----------------------------

------------------------------- ----------------------------- ----------------------------- -----------------------------
Genco                           Exelon Peaker Development     Libor plus 0.50%              7,174
                                  General, LLC
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Exelon Ventures Company, LLC  Libor plus 0.50%              1,330
------------------------------- ----------------------------- ----------------------------- -----------------------------
                                Susquehanna Electric          Libor plus 0.50%              60
                                     Company
------------------------------- ----------------------------- ----------------------------- -----------------------------


ITEM 2.         ACQUISITIONS OR SALES OF UTILITY ASSETS

None.


ITEM 3.         ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM
                SECURITIES

None.




ITEM 4.         ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
(in millions)

    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
                                     Name of
                                     Company
     Name of Issuer and             Acquiring,                                                     Commission
      Title of issuer              Redeeming or     Retired      Redeemed      Consideration    Authorization
                                    Retiring
                                   Securities
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd            $200.00                        $200.00          Rule 42
    First Mortgage
    Bonds 7.375%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd                           200.00           200.00          Rule 42
    First Mortgage
    Bonds 8.375%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd             200.00                         200.00          Rule 42
    Senior Notes
    Variable
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd             100.00                         100.00          Rule 42
    Medium-Term Notes
    9.170%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd                           200.00           200.00          Rule 42
    Trust Preferred
    Securities 8.480%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd                           235.95           235.95          Rule 42
    First Mortgage
    Bonds 8.375%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd                           160.00           160.00          Rule 42
    First Mortgage
    Bonds 8.000%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd Pollution               ComEd                            42.00            42.00          Rule 42
    Control Obligations
    5.875%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd             100.00                         100.00          Rule 42
    First Mortgage
    Bonds 6.625%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------





                                       17

    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd                           150.00           150.00          Rule 42
    First Mortgage
    Bonds 7.750%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd             250.00                         250.00          Rule 42
    Medium-Term Notes
    Variable
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd                         ComEd              42.20                          42.20          Rule 42
    Pollution Control
    Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd Pollution               ComEd              50.00                          50.00          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    ComEd Pollution               ComEd              26.00                          26.00          Rule 42
    Control Obligations
    5.300%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    Genco  Pollution              Genco              82.56                          82.56          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    Genco Pollution               Genco              13.34                          13.34          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    Genco Pollution               Genco              34.00                          34.00          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    Genco Pollution               Genco                            17.24            17.24          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    Genco Pollution               Genco              24.13                          24.13          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    Genco Pollution               Genco              18.44                          18.44          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    Genco Pollution               Genco              23.00                          23.00          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO  Pollution               PECO               50.00                          50.00          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO  Pollution               PECO               50.00                          50.00          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO  Pollution               PECO               50.00                          50.00          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO  Pollution               PECO                4.20                           4.20          Rule 42
    Control Obligations
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO First Mortgage           PECO              250.00                         250.00          Rule 42
    Bonds 6.625
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO First Mortgage           PECO              200.00                         200.00          Rule 42
    Bonds 6.625
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO MIPS 8.000%              PECO                             50.00            50.00          Rule 42
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------
    PECO Preferred                PECO                             50.00            50.00          Rule 42
    7.480%
    ------------------------ ------------------- ------------- ------------- ---------------- ----------------




ITEM 5.         INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES AS OF
                DECEMBER 31, 2003.

Part 1. There were no investments in persons operating in the retail service area of Exelon, or its subsidiaries.

Part 2. Investments in Securities of Non-System Companies is filed herewith confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.


ITEM 6.         OFFICERS AND DIRECTORS - PART 1.

The positions of officers and directors of system companies as of December 31, 2003 were as follows:

Adwin (Schuylkill) Cogeneration, Inc.

 Directors
 ---------

   John R. Heller                                    Director

   James A. Muntz                                    Director

   Gerald R. Rainey                                  Director

 Officers
 ---------

   Gerald R. Rainey                                  Chairman, President

   William J. Brady III                              Vice President

   George R. Shicora                                 Treasurer

   Katherine K. Combs                                Secretary

   John C. Halderman                                 Assistant Secretary

   John C. Halderman                                 General Counsel


Adwin Equipment Company

 Directors
 ---------

   George H. Gilmore Jr.                             Director

   John C. Halderman                                 Director

   Ronald S. Rooth                                   Director

 Officers
 ---------

   George H. Gilmore Jr.                             President

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   John C. Halderman                                 Corporate Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Corporate
                                                     Secretary

Adwin Realty Company

 Directors
 ---------

   Craig L. Adams                                    Director

   Denis P. O'Brien                                  Director

 Officers
 ---------

   Michael A. Williams                               Vice President

   J. Barry Mitchell                                 Treasurer

   John C. Halderman                                 Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

 Other
 -----

   Denis P. O'Brien                                  Chairman, President

AllEnergy Gas & Electric Marketing Company, LLC

 Officers
 ---------

   Barbara A. Fatina                                 Vice President

   Barbara A. Fatina                                 Treasurer

   Barbara A. Fatina                                 Secretary

Ambassador II Joint Venture

 Officers
 ---------

    - Partnership                                    Does Not Have Officers

AmerGen Clinton NQF, LLC

AmerGen Consolidation, LLC

Managers

   J. Barry Mitchell                                 Manager

   Charles S. Walls                                  Manager

   Thomas H. Weir                                    Manager

AmerGen Energy Company, LLC

 Officers
 ---------

   John L. Skolds                                    Chief Executive Officer and
                                                     Chief Nuclear Officer

   John L. Skolds                                    President

   William H. Bohlke                                 Senior Vice President

   Christopher M. Crane                              Senior Vice President

   Charles G. Pardee                                 Senior Vice President

   Jeffrey A. Benjamin                               Vice President, Licensing
                                                     and Regulatory Affairs

   Ernest J. Harkness                                Vice President -
                                                     Oyster Creek

   Charles P. Lewis                                  Vice President

   George Vanderheyden                               Vice President, MidAtlantic
                                                     Regional Operating Group
                                                     Support

   David B. Wozniak                                  Vice President, Midwest
                                                     Regional Operating Group
                                                     Support

   Robert S Bement                                   Site Vice President -
                                                     Clinton Nuclear Power
                                                     Station

   C. N. Swenson                                     Site Vice President
                                                     - Oyster Creek

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

AmerGen Oyster Creek NQF, LLC

AmerGen TMI NQF, LLC

ATNP Finance Company

 Directors
 ---------

   Gavin R. Arton                                    Director

   Thomas M. Baglini                                 Director

   J. Michael Collier Jr.                            Director

   Yolanda F. Pagano                                 Director

 Officers
 ---------

   John M. Wadson                                    President

   John M. Wadson                                    Treasurer

   John M. Wadson                                    Secretary

British Energy US Holdings, Inc.

 Officers
 ---------

   Christopher M. Crane                              President

   Edward J. Cullen Jr.                              Secretary

   J. Barry Mitchell                                 Treasurer

   Charles G, Pardee                                 Vice President

   George R. Shicora                                 Assistant Treasurer

   Kevin D. Stepanuk                                 Assistant Secretary

   Charles S. Walls                                  Assistant Treasurer

 Directors
 ---------

   Christopher M. Crane                              Director

   Oliver D. Kingsley, Jr                            Director

   John W. Rowe                                      Director

British Energy US Investments, LLC

 Officers
 ---------

   Christopher M. Crane                              President

   Edward J. Cullen Jr.                              Secretary

   J. Barry Mitchell                                 Treasurer

   Charles G, Pardee                                 Vice President

   George R. Shicora                                 Assistant Treasurer

   Kevin D. Stepanuk                                 Assistant Secretary

   Charles S. Walls                                  Assistant Treasurer

 Directors
 ---------

   Christopher M. Crane                              Manager

   Edward J. Cullen Jr.                              Manager

   Charles G, Pardee                                 Manager

British Energy, LP

 Officers
 ---------

   Christopher M. Crane                              President

   Edward J. Cullen Jr.                              Secretary

   J. Barry Mitchell                                 Treasurer

   Charles G, Pardee                                 Vice President

   George R. Shicora                                 Assistant Treasurer

   Kevin D. Stepanuk                                 Assistant Secretary

   Charles S. Walls                                  Assistant Treasurer

Exelon Boston Generating, LLC

 Officers
 ---------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Bradford Associates

 Officers
 ---------

    - Partnership                                    Does Not Have Officers

Braidwood 1 NQF, LLC

 Officers
 ---------

   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Braidwood 2 NQF, LLC

 Officers
 ---------

   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Byron 1 NQF, LLC

 Officers
 ---------

   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Byron 2 NQF, LLC

 Officers
 ---------

   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Cenesco Company, LLC

 Officers
 ---------

   James P. Malone                                   President

   Kevin P. Donovan                                  Vice President

   Rod Krich                                         Vice President

   Kenneth S. Petersen                               Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

ComEd Financing I

Trustees
---------

   Wilmington Trust Company                          Trustee

   J. Barry Mitchell                                 Trustee

   Charles S. Walls                                  Trustee

ComEd Financing II

Trustees
---------

   Wilmington Trust Company                          Trustee

   J. Barry Mitchell                                 Trustee

ComEd Financing III

Trustees
---------

   Wilmington Trust Company                          Trustee

   Kathryn M. Houtsma                                Trustee

   Thomas R. Miller                                  Trustee

   J. Barry Mitchell                                 Trustee

ComEd Funding, LLC

Officers

   J. Barry Mitchell                                 President

   Charles S. Walls                                  Treasurer

   Kathryn M. Houtsma                                Manager

ComEd Transitional Funding Trust

Trustees
---------

   First Union Trust Company, National               Trustee
   Association

   J. Barry Mitchell                                 Trustee

   Daniel E. Thone                                   Trustee

   Charles S. Walls                                  Trustee

Commonwealth Edison Company

Directors
---------

   Michael B. Bemis                                  Director

   Frank M. Clark                                    Director

   Oliver D. Kingsley Jr.                            Director

   John W. Rowe                                      Director

   Robert S. Shapard                                 Director

   S. Gary Snodgrass                                 Director

Officers
---------

   John W. Rowe                                      Chairman

   Michael B. Bemis                                  Chief Executive Officer

   Frank M. Clark                                    President

   J. Barry Mitchell                                 Chief Financial Officer

   John T. Costello                                  Senior Vice President,
                                                     Customer and Marketing
                                                     Services

   J. Barry Mitchell                                 Senior Vice President

   Denis P. O'Brien                                  Senior Vice President

   Preston D. Swafford                               Senior Vice President,
                                                     Operations

   Craig L. Adams                                    Vice President, Support
                                                     Services

   Mark Alden                                        Vice President, Project and
                                                     Contract Management

Commonwealth Edison Company

   Michael N. Beckstead                              Vice President

   Ellen M. Cavanaugh                                Vice President,
                                                     Transmission Strategy and
                                                     Business Operations

   Celia David                                       Vice President,
                                                     Transmission Policy and
                                                     Planning

   David G. DeCampli                                 Vice President,
                                                     Integration

   Duane M. DesParte                                 Vice President,
                                                     Controller and Comptroller

   Terence R. Donnelly                               Vice President,
                                                     Construction and
                                                     Maintenance/East

   Stephanie J. Hickman                              Vice President,
                                                     Human Resource Services

   John T. Hooker                                    Vice President,
                                                     EED Property Management,
                                                     Legislative and External
                                                     Affairs

   Kathryn M. Houtsma                                Vice President, Finance

   Susan O. Ivey                                     Vice President,
                                                     Transmission Operations

   Frank J. Jiruska                                  Vice President,
                                                     Energy and Marketing
                                                     Services

   J. Lindsay Johnston                               Vice President,
                                                     Management Development

   Arlene A. Juracek                                 Vice President,
                                                     Load Forecasting and Energy
                                                     Acquisition

   George W. Lofton                                  Vice President,
                                                     External Affairs and Claims

   George W. Lofton                                  Vice President, Claims

   Fidel Marquez Jr.                                 Vice President,
                                                     Transmission and Substation

   Anne R. Pramaggiore                               Vice President,
                                                     Regulatory and Strategic
                                                     Services

   Wanda Kay Reder                                   Vice President,
                                                     Asset Management

   Bruce A. Renwick                                  Vice President,
                                                     Dispatch and Operations

   Patricia Pulido Sanchez                           Vice President,
                                                     External Affairs - Chicago

Commonwealth Edison Company


   Carl L Segneri Jr.                                Vice President,
                                                     Construction and
                                                     Maintenance

   Thomas D. Terry Jr.                               Vice President, Taxes

   Kathleen M. Walters                               Vice President,
                                                     Information Technology

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Robert A. Kleczynski                              Assistant Vice President,
                                                     Taxes

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   James M. Baloun                                   Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Adrienne M. Levatino                              Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Bruce G. Wilson                                   Assistant Secretary

Commonwealth Edison Company of Indiana, Inc.

 Directors
 ---------

   Frank M. Clark                                    Director

   Pamela B. Strobel                                 Director

Officers
---------

   Frank M. Clark                                    President

   J. Barry Mitchell Vice President

   J. Barry Mitchell Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Kevin J. Waden                                    Assistant Secretary

Other
-----

   Kevin J. Waden                                    Auditor

Commonwealth Research Corporation

Directors
---------

   Frank M. Clark                                    Director

   Pamela B. Strobel                                 Director

Officers
---------

   Frank M. Clark                                    President

   Frank M. Clark                                    President

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Concomber, Ltd.

Directors
---------

   Andrew D. Carr                                    Director

   C.F.A. Cooper                                     Director

Officers
---------

   Andrew D. Carr                                    Chairman

   Harlan M. Dellsy                                  President

   Andrew D. Carr                                    Vice President

   G. Porento                                        Vice President

   George P. Rifakes                                 Vice President

   I. S. Outerbridge III                             Secretary

   Richard J. Martin                                 Assistant Secretary

Conemaugh Fuels, LLC

Dresden 1 NQF, LLC

Officers
---------

   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Dresden 2 NQF, LLC

Officers
---------

   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Dresden 3 NQF, LLC

Officers
---------

   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary


East Coast Natural Gas Cooperative, LLC

ECP Telecommunications Holdings, LLC

Officers
---------

   Robert A. Shinn                                   President

   Ronald S. Rooth                                   Senior Vice President and
                                                     Chief Financial Officer

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   John C. Halderman                                 Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Donald J. Bromley                                 Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Edison Development Canada Inc.

Directors
---------

Comment:

   Frank M. Clark                                    Director

   Edward L. Donegan                                 Director

   Robert M. Granatstein                             Director

   Gail Lilley                                       Director

   Pamela B. Strobel                                 Director

Officers
---------

   Frank M. Clark                                    President

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Carter C. Culver                                  Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Edison Development Company

Directors
---------

Comment:

   Frank M. Clark                                    Director

   Pamela B. Strobel                                 Director

Officers
---------

   Frank M. Clark                                    President

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Edison Finance Partnership

Officers
---------

   Thomas D. Terry Jr.                               President


EEI Telecommunications Holdings, LLC

Officers
---------

   John M. Wadson                                    President,
                                                     Treasurer and Secretary

   Gavin R. Arton                                    Manager

   J. Michael Collier Jr.                            Manager

   John C. Halderman                                 Manager

   Yolanda F. Pagano                                 Manager

EGW Meter Services, LLC


EIS Engineering, Inc.

Officers
---------

   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

EIS Investments, LLC

Officers
---------

   George H. Gilmore Jr.                             Manager

Energy Trading Company

Directors
---------

Comment:

   George H. Gilmore Jr.                             Director

   John C. Halderman                                 Director

   Ronald S. Rooth                                   Director

Officers
---------

   George H. Gilmore Jr.                             Chairman of the Board

   Robert A. Shinn                                   President

   Ronald S. Rooth                                   Chief Financial Officer

   Ronald S. Rooth                                   Senior Vice President

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   John C. Halderman                                 Corporate Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Corporate
                                                     Secretary

   John C. Halderman                                 General Counsel

ETT Boston, Inc.

Directors
--------

Comment:

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

ETT Canada, Inc.

Directors
--------

Comment:

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

ETT Houston, Inc.

Directors
--------

Comment:

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

ETT National Power, Inc.

Directors
--------

Comment:

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

ETT Nevada, Inc.

Directors
---------

Comment:

   Carter C. Culver                                  Director

Officers
--------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Carter C. Culver                                  Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

ETT North America, Inc.

Directors
--------

Comment:

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

Exelon Allowance Management Company, LLC

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Edward J. Cullen                                  Vice President and
                                                     Secretary

   Ian P. McLean                                     Vice President

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

Exelon AOG Holding #1, Inc.

Directors
--------

Comment:

   Kenneth W. Cornew                                 Director

   Oliver D. Kingsley Jr.                            Director

   Ian P. McLean                                     Director

Officers
--------

   Ian P. McLean                                     President

   Kenneth W. Cornew                                 Vice President

   Edward Fedorchak                                  Vice President

   Susan O. Ivey                                     Vice President

   James S. Jablonski                                Vice President

   Michael Metzner                                   Vice President

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   J. Barry Mitchell                                 Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

Exelon AOG Holding #1, Inc.


   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon AOG Holding #2, Inc

Directors
--------

Comment:

   Kenneth W. Cornew                                 Director

   Oliver D. Kingsley Jr.                            Director

   Ian P. McLean                                     Director

Officers
--------

   Ian P. McLean                                     President

   Kenneth W. Cornew                                 Vice President

   Edward Fedorchak                                  Vice President

   Susan O. Ivey                                     Vice President

   James S. Jablonski                                Vice President

   Michael Metzner                                   Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

Exelon AOG Holding #2, Inc


John C. Halderman                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Boston Services, LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Business Services Company

Directors
--------

Comment:

   Ruth Ann M. Gillis                                Director

   Randall E. Mehrberg                               Director

   Robert S. Shapard                                 Director

   John W. Rowe                                      Director and Chair

   Pamela B. Strobel                                 Director

Officers
--------

   Ruth Ann M. Gillis                                President

   Daniel C. Hill                                    Chief Information Officer

   M. Bridget Reidy                                  Chief Supply Officer

   M. Bridget Reidy                                  Senior Vice President

   Paul R. Bonney                                    Vice President and
                                                     General Counsel

   Thomas A. Clewett                                 Vice President Projects &
                                                     Enterprise Solutions - IT

   Katherine K. Combs                                Vice President

   Edward J. Cullen Jr.                              Vice President

   James D. Guerra                                   Vice President - Finance

   Daniel C. Hill                                    Vice President

Exelon Business Services Company


   Joseph A. Lasky                                   Vice President, IT
                                                     Operations & Infrastructure
                                                     Services

   Mary E. Ludford                                   Vice President, HR and
                                                     Financial Services

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Glenn D. Newman                                   Vice President

   David M. O'Brien                                  Vice President,
                                                     Supply Operations

   Karen J. Peery                                    Vice President, IT Genco

   Thomas D. Terry Jr.                               Vice President, Taxes

   William A. VonHoene Jr.                           Vice President

   Kathleen M. Walters                               Vice President, IT EED

   Katherine K. Combs                                Corporate Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Bruce G. Wilson                                   Assistant Secretary

Other
--------

   M. Bridget Reidy                                  Deputy General Counsel
                                                     Exelon Capital Partners,
                                                     Inc.

Directors
--------

George H. Gilmore Jr.                                Director

   John C. Halderman                                 Director

   Ronald S. Rooth                                   Director

Officers
--------

   George H. Gilmore Jr.                             Chairman of the Board

   Robert A. Shinn                                   President

   Ronald S. Rooth                                   Senior Vice President and
                                                     Chief Financial Officer

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   John C. Halderman                                 Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Donald J. Bromley                                 Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Capital Trust I
Inactive

Exelon Capital Trust II
Inactive

Exelon Capital Trust III
Inactive

Exelon Communications Company, LLC

Officers
--------

   George H. Gilmore Jr.                             President

   Ronald S. Rooth                                   Senior Vice President and
                                                     Chief Financial Officer

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   James W. Morozzi                                  Vice President

   Nicholas G. Stathes                               Vice President

   John C. Halderman                                 Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Communications Holdings, LLC

Officers
--------

   George H. Gilmore Jr.                             President

   Ronald S. Rooth                                   Senior Vice President and
                                                     Chief Financial Officer

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   James W. Morozzi                                  Vice President

   Nicholas G. Stathes                               Vice President

   John C. Halderman                                 Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Corporation

 Directors
 --------

   Edward A. Brennan                                 Director

   M. Walter D'Alessio                               Director

   Nicholas DeBenedictis                             Director

   Bruce DeMars                                      Director

   G. Fred DiBona Jr.                                Director

   Sue L. Gin                                        Director

   Rosemarie B. Greco                                Director

   Edgar D. Jannotta                                 Director

   John M. Palms                                     Director

   John W Rogers Jr.                                 Director

   John W. Rowe                                      Director

   Ronald Rubin                                      Director

   Richard L. Thomas                                 Director

Officers
--------

   John W. Rowe                                      Chairman of the Board and
                                                     Chief Executive Officer

   Ian P. McLean                                     Executive Vice President

   Christopher M. Crane                              Senior Vice President

   Michael B. Bemis                                  Senior Vice President

   Frank M. Clark                                    Senior Vice President

   Ruth Ann M. Gillis                                Senior Vice President

   George H. Gilmore Jr.                             Senior Vice President

   Richard H. Glanton                                Senior Vice President,
                                                     Corporate Planning

   J. Barry Mitchell                                 Senior Vice President
                                                     and Treasurer

   S. Gary Snodgrass                                 Senior Vice President and
                                                     Chief Human Resources
                                                     Officer

   David W. Woods                                    Senior Vice President,
                                                     Communications,
                                                     Governmental & Public
                                                     Affairs

   John F. Young                                     Senior Vice President

   Virginia A. Brown                                 Vice President, Human
                                                     Resources Planning and
                                                     Development

   Linda C. Byus                                     Vice President, Investor
                                                     Relations

   Ellen D. Caya                                     Vice President, Audit

   Katherine K. Combs                                Vice President and
                                                     Corporate Secretary

   Assir R. DaSilva                                  Vice President, Diversity

   Victor Fonseca                                    Vice President,
                                                     Compensation

   Sharon M. Hillman                                 Vice President, Mergers &
                                                     Acquisitions, and
                                                     Divestitures

   Matthew F. Hilzinger                              Vice President and
                                                     Corporate Controller

   Helen A. Howes                                    Vice President,
                                                     Environmental Affairs

   Donald P. Kirchoffner                             Vice President,
                                                     Communications

   Charles P. Lewis                                  Vice President,
                                                     Corporate Development

   Robert K. McDonald                                Vice President,
                                                     Risk Management

   Thomas R. Miller                                  Vice President - Finance

   John R. Samolis                                   Vice President, Labor and
                                                     Employee Relations

   Carole Schecter                                   Vice President, Employee
                                                     Health and Benefits

   Carole Schecter                                   Vice President, Benefits

   Thomas D. Terry Jr.                               Vice President and General
                                                     Tax Officer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Bruce G. Wilson                                   Assistant Secretary

   Oliver D. Kingsley Jr.                            President and Chief
                                                     Operating Officer

   Randall E. Mehrberg                               Executive Vice President
                                                     and General Counsel

   Elizabeth A. Moler                                Executive Vice President,
                                                     Government Affairs & Public
                                                     Policy

   Robert S. Shapard                                 Executive Vice President
                                                     and Chief Financial Officer

   Pamela B. Strobel                                 Executive Vice President
                                                     and Chief Administrative
                                                     Officer

Exelon Edgar, LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Energy Company

Directors
--------

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

   George H. Gilmore Jr.                             President

   J. Barry Mitchell                                 Chief Financial Officer

   Barbara A. Fatina                                 Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Energy Delivery Company, LLC

Officers
--------

   Michael B. Bemis                                  President

   David G. DeCampli                                 Chief Integration Officer

   Frank M. Clark                                    Senior Vice President

   John T. Costello                                  Senior Vice President,
                                                     Customer and Marketing
                                                     Services

   John T. Hooker                                    Senior Vice President,
                                                     Property Management

   Denis P. O'Brien                                  Senior Vice President

   Preston D. Swafford                               Senior Vice President,
                                                     Operations

   Craig L. Adams                                    Vice President, Support
                                                     Services

   Michael N. Beckstead                              Vice President, Business
                                                     Operations

   Ellen M. Cavanaugh                                Vice President,
                                                     Transmission Strategy and
                                                     Business Operations

   David G. DeCampli                                 Vice President, Integration

   Duane M. DesParte                                 Vice President and
                                                     Controller

   Terence R. Donnelly                               Vice President,
                                                     Construction and
                                                     Maintenance/East

   Stephanie J. Hickman                              Vice President,
                                                     Human Resources

   Kathryn M. Houtsma                                Vice President, Finance

   Susan O. Ivey                                     Vice President,
                                                     Transmission Operations

   Frank J. Jiruska                                  Vice President,
                                                     Energy and Marketing
                                                     Services

   J. Lindsay Johnston                               Vice President, Management
                                                     Development


   Arlene A. Juracek                                 Vice President Load
                                                     Forecasting and Energy
                                                     Acquisition

   George W. Lofton                                  Vice President, Claims

   Fidel Marquez Jr.                                 Vice President,
                                                     Transmission and Substation

   J. Barry Mitchell                                 Vice President

   Wanda Kay Reder                                   Vice President,
                                                     Asset Management

   Bruce A. Renwick                                  Vice President,
                                                     Dispatch and Operations

   Carl L Segneri Jr.                                Vice President,
                                                     Construction and
                                                     Maintenance/West

   Thomas D. Terry Jr.                               Vice President, Taxes

   Kathleen M. Walters                               Vice President,
                                                     Information Technology

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Corporate Secretary

   Robert A. Kleczynski                              Assistant Vice President,
                                                     Taxes

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Corporate
                                                     Secretary

   Scott N. Peters                                   Assistant Corporate
                                                     Secretary

   Bruce G. Wilson                                   Assistant Secretary

Exelon Enterprises Company, LLC

Officers
--------

   John W. Rowe                                      President

   Oliver D. Kingsley Jr.                            Vice Chair

   George H. Gilmore Jr.                             Chief Executive Officer

   George H. Gilmore Jr.                             President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Enterprises Investments, Inc.

Directors
---------


   Gavin R. Arton                                    Director

   J. Michael Collier Jr.                            Director

   John C. Halderman                                 Director

   Yolanda F. Pagano                                 Director

Officers
--------

   John M. Wadson                                    President

   John M. Wadson                                    Treasurer

   John M. Wadson                                    Secretary

Exelon Enterprises Management, Inc.

 Directors
 ---------

   George H. Gilmore Jr.                             Director

   John C. Halderman                                 Director

   Ronald S. Rooth                                   Director

 Officers
 ---------

   Robert A. Shinn                                   President

   Ronald S. Rooth                                   Senior Vice President and
                                                     Chief Financial Officer

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Framingham Development, LLC

 Officers
 ---------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Framingham, LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Generation Company, LLC

Officers
--------

   Oliver D. Kingsley Jr.                            Chief Executive Officer and
                                                     President Exelon Generation

   Ian P. McLean                                     President, Exelon Power
                                                     Team

   John F. Young                                     President, Exelon Power

   John L. Skolds                                    President and Chief Nuclear
                                                     Officer, Exelon Nuclear

   Christopher M. Crane                              Chief Operating Officer,
                                                     Exelon Nuclear

   William Arndt                                     Senior Vice President,
                                                     Business Operations, Exelon
                                                     Generation

   William H. Bohlke                                 Senior Vice President,
                                                     Exelon Nuclear

   Kenneth W. Cornew                                 Senior Vice President,
                                                     Power Transactions &
                                                     Wholesale
                                                     Delivery, Exelon Power Team

   Richard J. Landy                                  Senior Vice President,
                                                     Human Resources &
                                                     Administration,
                                                     Exelon Generation

   Charles G. Pardee                                 Senior Vice President,
                                                     Nuclear Services,
                                                     Exelon Nuclear

   David W. Woods                                    Senior Vice President,
                                                     Communications,
                                                     Governmental &
                                                     Public Affairs

   Phillip S. Barnett                                Vice President - Finance

   Jeffrey A. Benjamin                               Vice President, Licensing
                                                     and Regulatory, Exelon
                                                     Nuclear

   Robert C. Braun                                   Vice President, Nuclear
                                                     Oversight, Exelon Nuclear

   Kevin Cellars                                     Vice President, Business
                                                     Operations, Exelon Power

   Martin Coveney                                    Vice President, Finance,
                                                     Exelon Nuclear

   Edward J. Cullen Jr.                              Vice President,
                                                     Legal and Secretary

   David DeAugustine                                 Vice President, Taxes

   Meg Evangelist                                    Vice President,
                                                     Human Resources,
                                                     Exelon Power

   Robert J Fisher                                   Vice President, Operations
                                                     Support, Exelon Nuclear

   Jan H. Freeman                                    Vice President, Public
                                                     Affairs, Exelon Generation

   Dorothy M Hawkins                                 Vice President, Business
                                                     Operations, Exelon Nuclear

   Christopher Hughes                                Vice President,
                                                     Exelon Power

   Theodore E. Jennings                              Vice President, Engineering
                                                     & Operation Support

   Marilyn C. Kray                                   Vice President, Project
                                                     Development, Exelon Nuclear

   Rod Krich                                         Vice President, Licensing
                                                     Projects, Exelon Nuclear

   William Levis                                     Site Vice President,
                                                     Mid-Atlantic Operations,
                                                     Exelon Nuclear

   Charles P. Lewis                                  Vice President, Strategy
                                                     and Development, Exelon
                                                     Generation

   Richard Lopriore                                  Site Vice President,
                                                     Operations Support,
                                                     Exelon Nuclear

   James P. Malone                                   Vice President, Fuels
                                                     Management, Exelon Nuclear

   Robert K. McDonald                                Vice President, Generation

   Michael McMahan                                   Vice President, Outage
                                                     Planning & Services, Exelon
                                                     Nuclear

   James R. Meister                                  Vice President, Nuclear
                                                     Engineering, Exelon Nuclear

   Michael Metzner                                   Vice President, Marketing &
                                                     Origination, Exelon Power
                                                     Team

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Mark A. Schiavoni                                 Vice President, Operations,
                                                     Exelon Power

   Thomas D. Terry Jr.                               Vice President, Taxes

   Sue E. Wallace                                    Vice President, Management
                                                     Projects, Exelon Generation

   David B. Wozniak                                  Vice President,
                                                     Special Projects, Exelon
                                                     Nuclear

   George P. Barnes Jr.                              Site Vice President -
                                                     LaSalle County Station

   Robert S Bement                                   Site Vice President -
                                                     Clinton Nuclear Power
                                                     Station

   Ronald J. DeGregorio                              Site Vice President -
                                                     Limerick Generating Station

   Ernest J. Harkness                                Site Vice President -
                                                     Oyster Creek

   Robert J. Hovey                                   Site Vice President -
                                                     Dresden Nuclear Power
                                                     Station

   Stephen E. Kuczynski                              Site Vice President - Byron
                                                     Station

   Michael Pacilio                                   Site Vice President -
                                                     Braidwood Station

   Timothy Tulon                                     Site Vice President -
                                                     Quad Cities Nuclear Power
                                                     Station

   Russell G. West                                   Site Vice President -
                                                     Peach Bottom Atomic Power
                                                     Station

   Bruce C. Williams                                 Site Vice President - TMI

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Christopher J. Bernard                            Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Generation Consolidation, LLC

Officers
--------

   J. Barry Mitchell                                 President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Generation Finance Company, LLC

Officers
--------

   John M. Wadson                                    President, Treasurer and
                                                     Secretary

Managers
--------

   Gavin R. Arton                                    Manager

   J. Michael Collier Jr.                            Manager

   Yolanda F. Pagano                                 Manager

   Michael Ricciardi                                 Manager

Exelon Generation International, Inc.

Officers
--------

   No Officers                                       Organizational Meeting
                                                     Not Yet Held

Exelon Hamilton LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Investment Holdings, LLC

Officers
--------

   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President and
                                                     Treasurer

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon New Boston, LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon New England Development, LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon New England Holdings, LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon New England Power Marketing, Limited Partnership

Other
--------

    - Partnership                                    Does Not Have Officers

Exelon New England Power Services, Inc.

Directors
--------


   Oliver D. Kingsley Jr.                            Director

   Mark A. Schiavoni                                 Director

   John F. Young                                     Director

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Peaker Development General, LLC

Officers
--------

   Ian P. McLean                                     President

   Michael B. Bemis                                  Vice President

   Edward J. Cullen Jr.                              Vice President and
                                                     Secretary

   Charles P. Lewis                                  Vice President

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Peaker Development Limited, LLC

Officers
--------

   Ian P. McLean                                     President

   Donald J. Bromley                                 Vice President

   Edward J. Cullen Jr.                              Vice President and
                                                     Secretary

   Charles A. Mannix                                 Vice President, Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Donald J. Bromley                                 Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon PowerLabs, LLC

Officers
--------

   George C Bell                                     President

   Frank Cebular                                     Vice President

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Services Federal Group, Inc.

 Directors
--------

Comment:

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

   George H. Gilmore Jr.                             Chief Executive Officer

   Mark W. Kilgore                                   President

   Keith A. Derrington                               Vice President

   James Llende                                      Vice President - Taxes

   Louis P. Maltezos                                 Vice President

   J. Barry Mitchell                                 Vice President

   Scott D. Payant                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary


   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary


Other
-----

   Keith A. Derrington                               General Manager

   Louis P. Maltezos                                 General Manager

Exelon Services, Inc.

Directors
---------


   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
---------

   George H. Gilmore Jr.                             Chairman of the Board

   George H. Gilmore Jr.                             Chief Executive Officer

   Mark W. Kilgore                                   President

   John T. Kennedy                                   Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   Scott D. Payant                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary


   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Other
---------

   Louis P. Maltezos                                 General Manager

Exelon SHC, Inc.

Directors
---------


   Oliver D. Kingsley Jr.                            Director

   Ian P. McLean                                     Director

   John F. Young                                     Director

Officers
---------

   Oliver D. Kingsley Jr.                            Chairman

   Oliver D. Kingsley Jr.                            Chief Executive Officer

   Oliver D. Kingsley Jr.                            President

   Michael B. Bemis                                  Senior Vice President

   John F. Young                                     Senior Vice President

   Edward J. Cullen Jr.                              Vice President

   Charles P. Lewis                                  Vice President

   Ian P. McLean                                     Vice President

   J. Barry Mitchell                                 Treasurer

   Donald J. Bromley                                 Secretary

   Edward J. Cullen Jr.                              Secretary

   George R. Shicora                                 Assistant Treasurer

Exelon SHC, Inc.


   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Synfuel I, LLC

Officers
---------

   Robert A. Kleczynski                              President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Synfuel II, LLC

Officers
---------

   Robert A. Kleczynski                              President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Thermal Development, Inc.

Directors
---------


   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
---------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

Exelon Thermal Holdings, Inc.

Directors
---------

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
---------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

Exelon Thermal Technologies Inc.

Directors
---------

   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
---------

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   David A. Bump                                     General Manager

Exelon Ventures Company, LLC

Officers
---------

   John W. Rowe                                      President and Chief
                                                     Executive Officer

   Oliver D. Kingsley Jr.                            Senior Executive Vice
                                                     President

   Charles P. Lewis                                  Vice President

   Robert K. McDonald                                Vice President, Ventures

   Randall E. Mehrberg                               Vice President and General
                                                     Counsel

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Robert S. Shapard                                 Vice President and Chief
                                                     Financial Officer

   Thomas D. Terry Jr.                               Vice President, Taxes

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon West Medway Development, LLC

Officers
---------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Officers
---------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon West Medway, LLC

Officers
---------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Corporate
                                                     Secretary

   John C. Halderman                                 Assistant Corporate
                                                     Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Wyman, LLC

Officers
--------

   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

ExRES Power Holdings, Inc.

 Directors
--------


   Michael B. Bemis                                  Director

   Oliver D. Kingsley Jr.                            Director

   Ian P. McLean                                     Director

Officers
--------

   Oliver D. Kingsley Jr.                            Chairman

   Oliver D. Kingsley Jr.                            President and Chief
                                                     Executive Officer

   Michael B. Bemis                                  Senior Vice President

   Edward J. Cullen Jr.                              Vice President and
                                                     Secretary

   Charles P. Lewis                                  Vice President

   Ian P. McLean                                     Vice President

   J. Barry Mitchell                                 Treasurer

   Donald J. Bromley                                 Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

ExRES Power Holdings, Inc.


   Scott N. Peters                                   Assistant Secretary

EXRES SHC, Inc.

 Directors
----------


   Michael B. Bemis                                  Director

   Craig Huff                                        Director

   Charles P. Lewis                                  Director

   J. Barry Mitchell                                 Director

   Daniel Stern                                      Director

   John F. Young                                     Director

   Gregg Zeitlin                                     Director

Officers
--------

   Michael B. Bemis                                  President

   John F. Young                                     Senior Vice President

   Donald J. Bromley                                 Vice President

   Edward J. Cullen Jr.                              Vice President

   Charles P. Lewis                                  Vice President

   Ian P. McLean                                     Vice President

   J. Barry Mitchell                                 Treasurer

   Donald J. Bromley                                 Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

ExTel Corporation, LLC

Officers
--------

   Duane M. DesParte                                 President

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Ronald L. Zack                                    Assistant Secretary

ExTex LaPorte Limited Partnership

Attorney

    - Partnership                                    Does Not Have Officers

ExTex Marketing, LLC

Officers
--------

   Ian P. McLean                                     President

   Donald J. Bromley                                 Vice President

   Kenneth W. Cornew                                 Vice President

   Charles A. Mannix                                 Vice President, Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Donald J. Bromley                                 Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

ExTex Power, LP

Attorney

    - Partnership                                    Does Not Have Officers

ExTex Retail Services Company, LLC

Officers
--------

   Ian P. McLean                                     President

   Kenneth W. Cornew                                 Vice President

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

F & M Holdings Company LLC

Officers
--------



   George H. Gilmore Jr.                             President

   J. Barry Mitchell                                 Vice President

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Fischbach and Moore Electric, Inc.

Officers
--------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Rick Manville                                     President

   Ken Podolack                                      Chief Financial Officer

   Jack McHugh                                       Executive Vice President

   Esteban F. Alvarez                                Vice President

   William Greene                                    Vice President - Boston

   Bob Meyer                                         Vice President - New Jersey

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Ken Podolack                                      Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Esteban F. Alvarez                                Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Rick Manville                                     Assistant Secretary

   Scott N. Peters                                   Assistant Secretary


Fischbach and Moore Electrical Contracting, Inc.

Officers
--------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Rick Manville                                     President

   Ken Podolack                                      Chief Financial Officer

   Jack McHugh                                       Executive Vice President

   Esteban F. Alvarez                                Vice President

   William Greene                                    Vice President - Boston

   Bob Meyer                                         Vice President - New Jersey

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Ken Podolack                                      Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Esteban F. Alvarez                                Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Rick Manville                                     Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Fischbach and Moore, Inc.

Officers
--------


   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Rick Manville                                     President

   Ken Podolack                                      Chief Financial Officer

   Esteban F. Alvarez                                Vice President

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Ken Podolack                                      Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Esteban F. Alvarez                                Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Fore River Development, LLC

Officers
--------



   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Franklin Town Towers Associates

Officers
--------


    - Partnership                                    Does Not Have Officers

Horizon Energy Company

 Directors
--------



   J. Barry Mitchell Director

Officers
--------



   Paul R. Bonney                                    Vice President and
                                                     Secretary

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Todd D. Cutler                                    Assistant Corporate
                                                     Secretary

   Scott N. Peters                                   Assistant Corporate
                                                     Secretary

   Paul R. Bonney                                    General Counsel

II Services, Inc.

Officers
--------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Infrasource Field Services, LLC

Officers
--------



   David R. Helwig                                   Chairman

   Harvey B. Dikter                                  Senior Vice President,
                                                     General Counsel and
                                                     Secretary

   Terence R. Montgomery                             Senior Vice President and
                                                     Treasurer

Keystone Fuels, LLC

Managers
--------



   Fred Humphrey                                     Manager

La Salle 1 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

La Salle 2 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Limerick 1 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Limerick 2 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Mystic Development, LLC

Officers
--------



   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Exelon Mystic, LLC

Officers
--------



   John F. Young                                     President

   Mark A. Schiavoni                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

National Energy Development Inc.

Directors
--------


   Craig Huff                                        Director

   J. Barry Mitchell                                 Director

   Daniel Stern                                      Director

   John F. Young                                     Director

   Gregg Zeitlin                                     Director

New IP Company

 Directors
----------


   Michael B. Bemis                                  Director

   Frank M. Clark                                    Director

   Oliver D. Kingsley Jr.                            Director

   John W. Rowe                                      Director

   Robert S. Shapard                                 Director

Officers
--------



   John W. Rowe                                      Chairman

   Michael B. Bemis                                  President

   Frank M. Clark                                    Executive Vice President

   Randall E. Mehrberg                               Executive Vice President

   J. Barry Mitchell                                 Senior Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

NEWCOSY, Inc.

Officers
--------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

NEWCOTRA, Inc.

Officers
--------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Northwind Aladdin, LLC

Officers
--------



   Scott N. Peters                                   Secretary

Managers
--------



   David A. Bump                                     Manager

   Jim A. Pagnusat                                   Manager

   Ronald S. Rooth                                   Manager

Northwind Boston, LLC

Officers
--------



   Richard S. Hahn                                   President

Northwind Chicago, LLC

Managers
--------



   David A. Bump                                     Manager

Northwind Las Vegas, LLC

Managers
--------

   David A. Bump                                     Manager

   Richard Coyle                                     Manager

   Scott D. Payant                                   Manager

   Pamela B. Strobel                                 Manager

Northwind Midway, LLC

Managers
--------



   David A. Bump                                     Manager

Northwind Thermal Technologies Canada Inc.

 Directors
----------



   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
--------

Last Elected

   George H. Gilmore Jr.                             President

   David A. Bump                                     Vice President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   John C. Halderman                                 Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Northwind Thermal Technologies Canada Inc.

   David A. Bump                                     General Manager

OldcoVSI, Inc.

Officers
--------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

OSP Servicios, S.A. de C.V.

Peach Bottom 1 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Assistant Treasurer

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Peach Bottom 2 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Peach Bottom 3 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

PEC Financial Services, LLC

Officers
--------



   Gregory Golazeski                                 President

   Yolanda F. Pagano                                 Vice President

   George R. Shicora                                 Treasurer

   Todd D. Cutler                                    Secretary

   Maria D. Conway                                   Assistant Treasurer

   Yolanda F. Pagano                                 Assistant Secretary

Managers
--------



   J. Barry Mitchell Manager

   Yolanda F. Pagano                                 Manager

   George R. Shicora                                 Manager

PECO Energy Capital Corp.

 Directors
----------


   Ruth Ann M. Gillis                                Director

   Suzanne Hay                                       Director

   J. Barry Mitchell                                 Director

Officers
--------



   J. Barry Mitchell                                 Chairman, President

   Thomas R. Miller                                  Vice President

   Thomas R. Miller                                  Treasurer

   Todd D. Cutler                                    Secretary

   Suzanne Hay                                       Assistant Secretary

PECO Energy Capital Trust III

PECO Energy Capital Trust IV Formed - Not yet organized.

PECO Energy Capital Trust V Formed - Not yet organized.

PECO Energy Capital Trust VI Formed - Not yet organized.

PECO Energy Capital, LP

Attorney



    - Partnership                                    Does Not Have Officers

PECO Energy Company

 Directors
--------




   Michael B. Bemis                                  Director

   Oliver D. Kingsley Jr.                            Director

   Denis P. O'Brien                                  Director

   John W. Rowe                                      Director

   Robert S. Shapard                                 Director

Officers
--------



   Denis P. O'Brien                                  President

   J. Barry Mitchell                                 Chief Financial Officer

   Craig L. Adams                                    Senior Vice President,
                                                     EED Support Services

   John T. Hooker                                    Senior Vice President,
                                                     Real Estate and Claims

   J. Barry Mitchell                                 Senior Vice President

   Preston D. Swafford                               Senior Vice President,
                                                     Operations

   David W. Woods                                    Senior Vice President,
                                                     Government Affairs

   Michael N. Beckstead                              Vice President, Business
                                                     Operations

   Ellen M. Cavanaugh                                Vice President,
                                                     Transmission Strategy and
                                                     Business  Operations

   Lisa Crutchfield                                  Vice President, Regulatory
                                                     and External Affairs

   Duane M. DesParte                                 Vice President and
                                                     Controller

   Terence R. Donnelly                               Vice President,
                                                     Construction and
                                                     Maintenance

   Stephanie J. Hickman                              Vice President,
                                                     Human Resources

   Reed R. Horting                                   Vice President, Gas Supply
                                                     and Transportation

   Susan O. Ivey                                     Vice President,
                                                     Transmission Operations

   Frank J. Jiruska                                  Vice President, Customer
                                                     and Marketing Services

   J. Lindsay Johnston                               Vice President, Human
                                                     Resources

   Fidel Marquez Jr.                                 Vice President,
                                                     Transmission and
                                                     Substations

   Bruce A. Renwick                                  Vice President, Dispatch
                                                     and Operations

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Corporate Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Delia W. Stroud                                   Assistant Corporate
                                                     Secretary

PECO Energy Power Company


   Phillip S. Barnett                                Director

   Oliver D. Kingsley Jr.                            Director

   John F. Young                                     Director

Officers
--------



   Oliver D. Kingsley Jr.                            Chairman of the Board

   John F. Young                                     President

   Edward J. Cullen Jr.                              Vice President - Legal

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Thomas D. Terry Jr.                               Vice President, Taxes

   Katherine K. Combs                                Secretary

   David DeAugustine                                 Assistant Vice President,
                                                     Taxes

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Bruce G. Wilson                                   Assistant Secretary

PECO Energy Transition Trust

Trustees
--------



   Thomas R. Miller                                  Trustee

   George R. Shicora                                 Trustee

PECO Hyperion Telecommunications

Officers
--------



    - Partnership                                    Does Not Have Officers

PECO Wireless, LP

Attorney



    - Partnership                                    Does Not Have Officers

Penesco Company, LLC

Officers
--------



   James P. Malone                                   President

   Kevin P. Donovan                                  Vice President

   Rod Krich                                         Vice President

   Kenneth S. Petersen                               Vice President

   J. Barry Mitchell                                 Treasurer

   Edward J. Cullen Jr.                              Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

PHT Holdings, LLC

Officers
--------



   George H. Gilmore Jr.                             President

   Ronald S. Rooth                                   Senior Vice President and
                                                     Chief Financial Officer

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   James W. Morozzi                                  Vice President

   Nicholas G. Stathes                               Vice President

   John C. Halderman                                 Secretary

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Port City Power, LLC

Officers
--------



   Oliver D. Kingsley Jr.                            President

   Edward J. Cullen Jr.                              Vice President - Legal

   Charles P. Lewis                                  Vice President

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Preston D. Swafford                               Vice President

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Thomas H. Weir                                    Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Quad Cities 1 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Quad Cities 2 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Rand-Bright Corporation

Officers
--------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Salem 1 NQF, LLC

Officers
--------



   J. Barry Mitchell President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Salem 2 NQF, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Scherer Holdings 1, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Managers
--------



   J. Barry Mitchell                                 Member of Management
                                                     Committee

   Andrew L Stidd                                    Member of Management
                                                     Committee

   Thomas D. Terry Jr.                               Member of Management
                                                     Committee

   Charles S. Walls                                  Member of Management
                                                     Committee

Scherer Holdings 2, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Managers
--------



   J. Barry Mitchell                                 Member of Management
                                                     Committee

   Andrew L Stidd                                    Member of Management
                                                     Committee

   Thomas D. Terry Jr.                               Member of Management
                                                     Committee

   Charles S. Walls                                  Member of Management
                                                     Committee

Scherer Holdings 3, LLC

Officers
--------


   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Managers
--------



   J. Barry Mitchell                                 Member of Management
                                                     Committee

   Andrew L Stidd                                    Member of Management
                                                     Committee

   Thomas D. Terry Jr.                               Member of Management
                                                     Committee

   Charles S. Walls                                  Member of Management
                                                     Committee

Sithe Energies, Inc.

 Directors
----------




   William Kriegel                                   Director and Chair

   R. Keith Elliott                                  Director

   Guillaume Hannezo                                 Director

   Gerald R. Rainey                                  Director

   Dickinson M. Smith                                Director

   Kiyoshi Yoshimitsu                                Director

Officers
--------



   Barry Sullivan                                    Vice Chair

   William Kriegel                                   Chief Executive Officer

   Thomas Boehlert                                   Chief Financial Officer

   Thomas Boehlert                                   Senior Vice President

   Hyun Park                                         Senior Vice President

   Sandra Manilla                                    Vice President and
                                                     Treasurer

   Hyun Park                                         Secretary

Southeast Chicago Energy Project, LLC

Officers
--------



   Edward J. Cullen Jr.                              Vice President - Legal

   Charles P. Lewis                                  Vice President

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Preston D. Swafford                               Vice President

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Thomas H. Weir                                    Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Spruce Equity Holdings, LP

Attorney



    - Partnership                                    Does Not Have Officers

Spruce Holdings G.P. 2000, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Managers
--------



   J. Barry Mitchell                                 Member of Management
                                                     Committee

   Andrew L. Stidd                                   Member of Management
                                                     Committee

   Thomas D. Terry Jr.                               Member of Management
                                                     Committee

   Charles S. Walls                                  Member of Management
                                                     Committee
Spruce Holdings L.P. 2000, LLC

Officers
--------



   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Managers
-----------

   J. Barry Mitchell                                 Member of Management
                                                     Committee

   Andrew L. Stidd                                   Member of Management
                                                     Committee

   Thomas D. Terry Jr.                               Member of Management
                                                     Committee

   Charles S. Walls                                  Member of Management
                                                     Committee

Spruce Holdings Trust

Trustees
-----------



   Wilmington Trust Company                          Trustee

Susquehanna Electric Company

 Directors
-----------



   Phillip S. Barnett                                Director

   Oliver D. Kingsley Jr.                            Director

   John F. Young                                     Director

Officers
---------



   Oliver D. Kingsley Jr.                            Chairman of the Board

   John F. Young                                     President

   Edward J. Cullen Jr.                              Vice President - Legal

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Thomas D. Terry Jr.                               Vice President - Taxes

   Katherine K. Combs                                Secretary

   David DeAugustine                                 Assistant Vice President,
                                                     Taxes

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

Susquehanna Electric Company

   Scott N. Peters                                   Assistant Secretary

   Bruce G. Wilson                                   Assistant Secretary

Susquehanna Power Company

 Directors

   Phillip S. Barnett                                Director

   Oliver D. Kingsley Jr.                            Director

   John F. Young                                     Director

Officers
---------



   Oliver D. Kingsley Jr.                            Chairman of the Board

   John F. Young                                     President

   Edward J. Cullen Jr.                              Vice President - Legal

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Thomas D. Terry Jr.                               Vice President, Taxes

   Katherine K. Combs                                Secretary

   David DeAugustine                                 Assistant Vice President,
                                                     Taxes

   Thomas R. Miller                                  Assistant Treasurer

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

   Bruce G. Wilson                                   Assistant Secretary

T.H. Green Electric Co., Inc.

Officers
---------



   George H. Gilmore Jr.                             Chairman

   George H. Gilmore Jr.                             Chief Executive Officer

   Ronald S. Rooth                                   Vice President - Finance

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Harvey B. Dikter                                  Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Texas Ohio Gas, Inc.

 Directors
 ---------



   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
---------



   Barbara A. Fatina                                 Vice President

   Barbara A. Fatina                                 Treasurer

   Barbara A. Fatina                                 Secretary

The Proprietors of the Susquehanna Canal

Other
-----



   Gerald R. Rainey                                  Governor

Thermal Chicago Corporation

 Directors
----------


   George H. Gilmore Jr.                             Director

Officers
---------



   George H. Gilmore Jr.                             President

   J. Barry Mitchell                                 Vice President

   Ronald S. Rooth                                   Vice President

   J. Barry Mitchell                                 Treasurer

   Scott N. Peters                                   Assistant Secretary

Unicom Assurance Company Ltd.

 Directors
-----------


   C.F.A. Cooper                                     Director

   Odyssefs Drosou                                   Director

   Ruth Ann M. Gillis                                Director

   Pamela B. Strobel                                 Director

Officers
---------



   Ruth Ann M. Gillis                                President

   Glenn D. Newman                                   Vice President

   Pamela B. Strobel                                 Vice President

   May Coye                                          Secretary

   E. John Thompson Assistant                        Secretary

Unicom Investment Inc.

 Directors
----------



   J. Barry Mitchell                                 Director

Officers
---------



   J. Barry Mitchell                                 Chairman, President and
                                                     Chief Executive Officer

   Thomas R. Miller                                  Vice President and
                                                     Treasurer

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Thomas D. Terry Jr.                               Vice President

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Unicom Power Holdings Inc.

 Directors
---------


   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Unicom Power Marketing Inc.

 Directors
----------




   Carter C. Culver                                  Director

   George H. Gilmore Jr.                             Director

Officers
---------



   George H. Gilmore Jr.                             President

   James Llende                                      Vice President - Taxes

   J. Barry Mitchell                                 Vice President

   J. Barry Mitchell                                 Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Unicom Resources Inc.

Directors
---------


   J. Barry Mitchell                                 Director

   Pamela B. Strobel                                 Director

Officers
---------



   J. Barry Mitchell                                 Chairman, President

   Thomas R. Miller                                  Vice President and
                                                     Treasurer

   J. Barry Mitchell                                 Vice President and
                                                     Treasurer

   Thomas D. Terry Jr.                               Vice President

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

UniGridEnergy, LLC

Universal Network Development Corp.

Wansley Holdings 1, LLC

Officers
---------



   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Managers
---------



   J. Barry Mitchell                                 Member of Management
                                                     Committee

   Andrew L Stidd                                    Member of Management
                                                     Committee

   Thomas D. Terry Jr.                               Member of Management
                                                     Committee

   Charles S. Walls                                  Member of Management
                                                     Committee

Wansley Holdings 2, LLC

Officers
---------



   J. Barry Mitchell                                 President

   Thomas R. Miller                                  Vice President

   Thomas D. Terry Jr.                               Vice President

   Charles S. Walls                                  Vice President

   Thomas R. Miller                                  Treasurer

   Katherine K. Combs                                Secretary

   George R. Shicora                                 Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Managers
---------



   J. Barry Mitchell                                 Member of Management
                                                     Committee

   Andrew L Stidd                                    Member of Management
                                                     Committee

   Thomas D. Terry Jr.                               Member of Management
                                                     Committee

   Charles S. Walls                                  Member of Management
                                                     Committee
WCB Services, LLC

Zion 1 NQF, LLC

Officers
---------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

Zion 2 NQF, LLC

Officers
---------



   J. Barry Mitchell                                 President

   Phillip S. Barnett                                Vice President

   J. Barry Mitchell                                 Treasurer

   David A. Liskow                                   Secretary

   Thomas R. Miller                                  Assistant Treasurer

   Charles S. Walls                                  Assistant Treasurer

   Edward J. Cullen Jr.                              Assistant Secretary

   Todd D. Cutler                                    Assistant Secretary

   Scott N. Peters                                   Assistant Secretary

ITEM 6.         OFFICERS AND DIRECTORS - PART II.

Financial Connections - The following is a list, as of December 31, 2003, of all officers and directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935.

           1. Edgar D. Jannotta: Member of Board of Directors of Unicom and ComEd from 1994 through the merger closing; member of Board of Directors of Exelon since the merger closing, and Chairman of William Blair & Co., L.L.C., investment banker, Chicago, Illinois. Authorized pursuant to Rule 70(b).

           2. John W. Rogers: Member of Board of Directors of Unicom and ComEd from 1999 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of Bank One Corporation, commercial banking institution, Chicago, Illinois. Authorized pursuant to Rule 70(a).

           3. John W. Rowe: Member of Board of Directors of Unicom and ComEd from 1998 through the merger closing; member of Board of Directors of Exelon since the merger closing, and member of Board of Directors of The Northern Trust Company, commercial banking institution, Chicago, Illinois. Authorized pursuant to Rule 7(a).

ITEM 6.         OFFICER AND DIRECTORS - PART III.

(a), (b) and (c) Directors' and Executive Officers' Compensation, Interests in Securities and Transactions with System Companies.

        Information concerning compensation, interests in system securities, and transactions with system companies is set forth in Exhibits A.1 and A.2 to this Form U5S and is incorporated herein by reference.

(d)  Indebtedness of Directors or Executive Officers to System Companies.

        None.

(e) Directors' and Executive Officers' Participation in Bonus and Profit-Sharing Arrangements and Other Benefits.

        See Exhibit A.2 for descriptions of the participation of directors and executive officers of System companies in bonus and profit-sharing arrangements and other benefits.

(f)  Directors' and Executive Officers' rights to Indemnity.

        The state laws under which each of the companies is incorporated provide broadly for indemnification of directors and officers against claims and liabilities against them in their capacities as such. Each of the companies' charters or by-laws also provides for indemnification of directors and officers. In addition, directors and executive offices of Exelon and all subsidiary companies are insured under directors' and officers' liability policies.

ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS

Item 1.  Political Contributions.

         None

         Several System Companies have established separate segregated funds known as political action committees, established pursuant to the Federal Election Campaign Act, in soliciting employee participation in Federal, state and local elections.

Item 2. Citizens Groups and Public Relations.

         Contributions were made to various chambers of commerce, industry groups, and other groups for civic purposes.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. INTERCOMPANY SALES AND SERVICE

         Intercompany Sales and Service filed herewith confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.

         Part II. The System companies had no contracts to purchase services or goods during 2003 from any affiliate (other than a System company) or from a company, in which any officer or director of the receiving company is a partner or owns 5 percent of more of any class of equity securities, except as reported in Item 6.

         Part III. The System companies do not employ any other person for the performance on a continuing basis of management, supervisory or financial advisory services.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

         Required information for investment in wholesale generation and foreign utility companies as of December 31, 2003.

         (a)  Company name, business address, facilities and interest held;
         (b) Capital invested, recourse debt, guarantees and transfer of assets and affiliates.
         (c)  Ratio of debt to common equity and earnings.
         (d)  Contracts for services, sales or construction with affiliates.

         Exelon does not have any investments in foreign utility companies. Investments in EWGs are addressed below.

Part 1
------

1.       Sithe Energies, Inc. (Sithe).
         ----------------------------

a)       335 Madison Avenue, 28th Fl. New York, New York 10017.

         Owns and operates power generators in North America with a net generation capacity of 1,097 MWs with 228Mws under construction.

         Genco indirectly owns 50% of Sithe with another entity, with put and call options that could result in either party owning all of Sithe outright. While Exelon's intent is to fully divest Sithe, the timing of the put and call options vary by acquirer and can extend through March 2006.

b)       Capital invested -

         Information on the capital investment is filed herewith confidentially on Form SE.

         Sithe debt for which there is recourse to Exelon or the system companies None.

         Guarantees by the registered holding company: $108 million for equity and letters of credit.

           Transfer of assets from an affiliate to Sithe - None.

         c) Ratio of debt to common equity - .52 to 1.

         Earnings - Information on earnings is filed herewith confidentially on Form SE.

         d) Contracts with affiliates -

           Under a service agreement dated December 18, 2000, Genco provides certain engineering and environmental services for fossil facilities owned by Sithe and for certain developmental projects. Generation is compensated for these services at cost. In 2003, these services amounted to $1 million.

           Under a service agreement dated December 18, 2000, Sithe provides Generation certain fuel and project development services. Sithe is compensated for these services at cost. In 2003, Sithe did not provide these services to Genco.

2. AmerGen Energy Company, L.L.C. (AmerGen)
   ----------------------------------------

         a) 200 Exelon Way, Suite 345 Kennett Square, Pennsylvania 19348.

           Owns and operates Clinton Nuclear Power Station, Three Mile Island Unit No. 1 Nuclear Generating Facility, and Oyster Creek Nuclear Generation Facility with an aggregate capacity of 2,492 MW. Genco owns 100% of AmerGen.

         b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

         AmerGen debt for which there is recourse to Exelon or the system companies. $65 million

           Guarantees by the registered holding company - Genco has agreed to provide up to $200 million to AmerGen at any time for operating expenses. Exelon anticipates that Genco's capital expenditures will be funded by internally generated funds, Genco borrowings or capital contributions from Exelon.

           Transfer of assets from an affiliate to AmerGen - None.

         (c) Ratio of debt to common equity - 0.11 to 1.

         Earnings - Information on earnings is filed herewith confidentially on Form SE.

         (d) Contracts with affiliates -

         AmerGen receives services from Exelon Generation including engineering, regulatory support, systems integration, accounting and general services. Exelon Generation provides operation and support services to the nuclear facilities owned by AmerGen pursuant to a Service Agreement dated as of March 1, 1999. This service agreement has an indefinite term and may be terminated by Genco or by AmerGen on 90 days notice. Generation is compensated for these services at cost. Genco provided AmerGen with services valued at $111 million, pursuant to the Service Agreement.

         Generation entered into PPAs dated June 26, 2003, December 18, 2001 and November 22, 1999 with AmerGen. Generation agreed to purchase 100% of the energy generated by Oyster Creek through April 9, 2009. Generation agreed to purchase from AmerGen all the energy from Unit No. 1 at Three Mile Island Nuclear Station from January 1, 2002 through December 31, 2014. Generation agreed to purchase all of the residual energy from Clinton not sold to Illinois Power through December 31, 2004. Currently, the residual output is approximately 31% of the total output of Clinton.


3. ExTex LaPorte Limited Partnership (ExTex)
   -----------------------------------------

         a) 300 Exelon Way, Kennett Square, PA 19348.

         ExTex owns a 160-MW peaking plant in LaPorte, Texas, which commenced operation in 2001.

         Exelon Peaker Development Limited, LLC and Exelon Peaker Development General, LLC. own 99% and 1%, respectively, of ExTex.

         On April 25, 2002, Genco acquired two natural-gas and oil-fired plants from TXU Corp. (TXU) for an aggregate purchase price of $443 million. The purchase included the 893-megawatt Mountain Creek Steam Electric Station in Dallas and the 1,441-megawatt Handley Steam Electric Station in Fort Worth. The transaction included a purchased power agreement for TXU to purchase power during the months of May through September from 2002 through 2006. During the periods covered by the purchased power agreement, TXU will make fixed capacity payments, variable expense payments, and will provide fuel to Exelon in return for exclusive rights to the energy and capacity of the generation plants.

         b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.


         ExTex debt for which there is recourse to Exelon or the system companies - None.

         Guarantees by the registered holding company - None.

         Transfer of assets from an affiliate to ExTex - None.

         (c) Ratio of debt to common equity: No debt.

         Earnings - Information on earnings is filed herewith confidentially on Form SE.

         (d) Contracts with affiliates -

         See a) above for a purchase power agreement.

4. Exelon New England Holdings, LLC
   --------------------------------

         a) 300 Exelon Way, Kennett Square, PA 19348.

           Genco owns indirectly 100.00% of the following Exelon New England Holdings, LLC EWGs:

           Exelon Mystic, LLC
           Exelon Mystic Development, LLC
           Exelon Fore River Development, LLC
           Exelon Wyman, LLC
           Exelon Framingham, LLC
           Exelon West Medway, LLC
           Exelon New Boston, LLC

         b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

         On November 1, 2002, Genco purchased the assets of Sithe New England Holdings, LLC (now Exelon New England Holdings, LLC), a subsidiary of Sithe, and related power marketing operations. Exelon New England Holdings, LLC's primary assets are gas-fired facilities currently under development. The purchase price for the Exelon New England Holdings, LLC assets consisted of a $534 million note to Sithe, $14 million of direct acquisition costs and an adjustment to Genco's investment in Sithe to reflect Sithe's sale of Sithe New England to Genco. Exelon New England Holdings, LLC owns 3,145 megawatts (MWs) of generation capacity. In July 2003, Generation commenced the process of an orderly transition out of the ownership of Boston Generating. This transition is anticipated to occur in 2004. Sithe New England's generation facilities are located primarily in Massachusetts.

           Debt for which there is recourse to Exelon or the system companies - None.

           Guarantees by the registered holding company -

          After construction of the power stations is complete, Genco could be required to guarantee up to $42 million in order to ensure that the facilities have adequate funds available for potential outage and other operating costs and requirements.

           Transfer of assets from an affiliate - None.

         c) Ratio of debt to common equity: Exelon Mystic, LLC has no debt. Exelon Mystic Development, LLC has no debt. Exelon Fore River Development, LLC has no debt. Exelon Wyman, LLC has no debt Exelon Framingham, LLC has no debt Exelon West Medway, LLC has no debt Exelon New Boston, LLC has no debt. Exelon Boston Generating, LLC a development company, holds the non-recourse debt, $1.037 billion, of these companies. Its debt to equity ratio is 7 to 1.

         Earnings - Information on earnings is filed herewith confidentially on Form SE for Exelon Mystic, LLC, Exelon Mystic Development, LLC, Exelon Fore River Development, LLC, Exelon Wyman, LLC, Exelon Framingham, LLC, Exelon West Medway, LLC, and Exelon New Boston, LLC .

         d) Contracts with affiliates:

         Exelon New England Holdings, LLC ("Holdings") receives services from Exelon Generation including administrative, management, and power marketing and procurement services pursuant to a Master Services Agreement dated as of November 1, 2002 ("Master Services Agreement"). Exelon Generation is compensated for these services at cost.

         Pursuant to a series of Operating and Maintenance Agreements between Exelon Boston Services, LLC or Exelon New England Power Services, Inc.(the "Operators"), on the one hand, and various Holdings EWG or development subsidiaries, on the other hand, the Operators provide various operating and maintenance services to such Holdings subsidiaries. Exelon has announced its intention to exit ownership of Boston Generating, one of those Holdings subsidiaries. In connection with Exelon's exit from the ownership of Boston Generating, Exelon will transfer plant operations and power marketing responsibility, including ownership of the Operators.


5. Southeast Chicago Energy Project, LLC

         a) 300 Exelon Way, Kennett Square, PA 19348.

         Owns and operates gas peaking units in Chicago Illinois with a net generation capacity of 350 MW.

           Genco owns 100 % of Southeast Chicago.

         b) Capital invested - Information on the capital investment is filed herewith confidentially on Form SE.

         Debt for which there is recourse to Exelon or the system companies - $51 million.

         Guarantees by the registered holding company - None.

         Transfer of assets from an affiliate - None.

         c) Ratio of debt to common equity - No debt.

         Earnings - Information on earnings is filed herewith confidentially on Form SE.

         d) Contracts with affiliates - None.

Part II
-------

         An organization chart showing the relationship of each EWG to other system companies is included as Exhibit H.

Part III
--------

         Rule 53(a) provides that a registered holding company's aggregate investment in EWGs and FUCOs may not exceed 50% of its retained earnings. Exelon was granted partial relief from this rule pursuant to the December 8, 2000 Order, which provides for a Modified Rule 53 Test applicable to Exelon's investments in EWGs and FUCOs of $4.0 billion. At December 31, 2003, Exelon's "aggregate investment" (as defined in rule 53(a) under PUHCA) in all EWGs and FUCOs was approximately $2.5 billion, and accordingly, at December 31, 2003, Exelon's remaining investment capacity under the Modified Rule 53 Test was approximately $1.5 billion. At December 31, 2003, Exelon's "consolidated retained earnings" (as defined in rule 53(a) under PUHCA) was $2.2 billion.

      Ratio of aggregate investment in EWGs and FUCOs to the aggregate capital investment of the registered holding company in its domestic public utility subsidiary companies: 30.6%.

ITEM 10.        FINANCIAL STATEMENTS AND EXHIBITS

Financial statements for other than Exelon, ComEd, PECO and Genco are filed herewith confidentially pursuant to 17 CFR ss. 250.104 under the Public Utility Holding Company Act of 1935.

FINANCIAL STATEMENTS

Exelon Corporation and Subsidiaries

Notes to Financial Statements
Reference is made to "Notes to Consolidated Financial Statements" contained in the Exelon 2003 Annual Report to Shareholders, which information is incorporated by reference.

Exelon Corporation and Subsidiary Companies Consolidated Statements of Income and Comprehensive Income

For the Period Ending December 31, 2003

(in millions)


                                                                         Commonwealth        PECO                    Exelon
                                                          Exelon           Edison           Energy                 Generation
                                                        Corporation        Company          Company               Company, LLC
                                                        Consolidated     Consolidated      Consolidated           Consolidated
 Operating revenues
      Operating revenues                                  $ 15,812           $ 5,749         $ 4,377                $ 4,010
      Intercompany                                               0                65              11                  4,125
----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                    15,812             5,814           4,388                  8,135
----------------------------------------------------------------------------------------------------------------------------

 Operating expenses
      Purchased power                                        3,459                22             244                  3,158
      Purchased power from affiliates                           (0)            2,479           1,433                    429
      Purchased Power nonconsolidated affiliates               382                                 -
      Fuel                                                   2,534                               419                  1,533
     Impairment of long-lived assets                           945                                 -                    945
      Operating and maintenance                              4,587               957             519                  1,796
      Services from affiliates                                   -                                 -                    149
      Operating and maintenance from affiliates                  0               136              57
      Depreciation and amortization                          1,126               386             487                    199
      Taxes other than income                                  581               267             173                    120
----------------------------------------------------------------------------------------------------------------------------
 Total  operating expenses                                  13,614             4,247           3,332                  8,329
----------------------------------------------------------------------------------------------------------------------------
 Operating income (loss)                                     2,198             1,567           1,056                   (194)
----------------------------------------------------------------------------------------------------------------------------

Other income and deductions
      Interest expense net of amounts capitalized             (881)             (423)           (321)                   (75)
      Interest expense to affiliates                            (0)                               (3)                   (13)
      Distributions on mandatorily redeemable
      preferred securities                                     (39)              (26)             (8)
      Equity in earnings of unconsolidated subsidiaries         33                                 0                     49
      Equity in earnings of consolidated companies              (0)                                -                      0
      Interest income from affiliates                           (0)               25               0                      1
      Other, net                                              (187)               24               2                   (188)
----------------------------------------------------------------------------------------------------------------------------
 Total other income and deductions                          (1,074)             (400)           (330)                  (226)
----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes and
cumulative effect of changes in
accounting principle                                         1,124             1,167             726                   (420)
 Income taxes                                                 (331)             (465)           (253)                  (179)
----------------------------------------------------------------------------------------------------------------------------
Income (loss) before cumulative effect of
changes in accounting principle                                793               702             473                   (241)
Cumulative effect of changes in
accounting principle                                           112                 5               -                   (108)
 Preferred stock dividends                                       -                                (5)
----------------------------------------------------------------------------------------------------------------------------
 Net income (loss)                                           $ 905             $ 707           $ 468                 $ (133)
----------------------------------------------------------------------------------------------------------------------------

 May not add due to rounding

Exelon Corporation and Subsidiary Companies Consolidated Statements of Cash Flow

For the Period Ending December 31, 2003

(in millions)

 Cash flows from operating activities
-------------------------------------------------------------------------------                 Exelon             Commonwealth
                                                                                              Corporation          Edison Company
                                                                                              Consolidated          Consolidated
 Net income                                                                                         $ 905                $ 707
 Adjustments to reconcile net income to net cash
      flows provided by operating activities:
 Depreciation, amortization, accretion, including nuclear fuel                                      1,718                  386
 Provision for uncollectible accounts                                                                  94                   46
 Loss (gain) on sale of investments                                                                    25                   (3)
 Cumulative effect of changes in accounting principle (net of income tax)                            (112)                  (5)
 Deferred income taxes and amortization of investment tax credits                                    (337)                   7
 Impairment of investments                                                                            309
 Impairment of goodwill and long-lived assets                                                         990
 Loss on sale of investments
 Deferred energy costs
 Equity in (earnings) losses of unconsolidated affiliates, net                                        (33)
 Net realized losses on nuclear decommissioning trust funds                                            16
 Other operating activities                                                                            57                   64
 Changes in assets and liabilities:
  Accounts receivable                                                                                  21                   57
  Inventories                                                                                         (54)                  14
  Accounts payable, accrued axpenses and other current liabilities                                     18                   (1)
 Pension and non-pension postretirement benefits obligations                                         (144)                 (48)
 Payables to Affiliates                                                                                                   (155)
  Other current assets                                                                                (84)                 (17)
 Other noncurrent assets and liabilities                                                               (5)                (104)
                                                                                   --------------------------------------------
 Net cash flows provided by operating activities                                                    3,384                  948
                                                                                   --------------------------------------------
 Cash flows from investing activities
 Capital expenditures                                                                              (1,954)                (712)
 Investment in affiliate money pool                                                                                       (405)
 Proceeds from liquidating damages                                                                     92
 Acquisitions of businesses, net of cash received                                                    (272)
 Dividends from/(Investments in) subsidiaries
 Note receivable from affiliate                                                                                            213
 Note receivable from unconsolidated affiliate                                                         35
 Proceeds from the sale of investments                                                                263                    5
 Proceeds from nuclear decommissioning trust fund sales                                             2,341
 Investment in nuclear decommissioning trust funds                                                 (2,564)
 Change in restricted cash                                                                            (92)                 (15)
 Other Investing Activities                                                                            42                   21
                                                                                   --------------------------------------------
 Net cash flows used in investing activities                                                       (2,109)                (893)
                                                                                   --------------------------------------------
 Cash flows from financing activities
 Change in short-term debt                                                                                                 (71)
 Change in note payable, affiliate
 Issuance of long-term debt                                                                         3,015                1,497
 Issuance of long-term debt to affiliates
 Retirement of long-term debt                                                                      (2,922)              (1,425)
 Change in short-term debt                                                                           (355)
 Issuance of long-term debt to financing affiliates                                                   103
 Issuance of mandatorily redeemable preferred securities                                              200                  200
 Retirement of mandatorily redeemable preferred securities                                           (250)                (200)
 Payment on acquisition nate payable to Sithe Energies, Inc.                                         (446)
 Retirement of preferred stock                                                                        (50)
 Change in restricted cash
 Proceeds from employee stock plans                                                                   181
 Contribution from parent                                                                                                  451
 Settlement of cash-flow hedges                                                                                            (45)
 Contribution from minority interest of consolidated subsidiary
 Dividends paid on preferred and common stock                                                        (620)                (401)
 Distribution to member
 Proceeds on Settlement of Interest Rate Swap Agreements
 Other financing activities                                                                           (96)                 (43)
                                                                                   --------------------------------------------
 Net cash flows provided by (used in) financing activities                                         (1,240)                 (37)
                                                                                   --------------------------------------------
 Increase (decrease) in cash and equivalents                                                           35                   18
 Cash and cash equivalents at beginning of period                                                     469                   16
                                                                                   --------------------------------------------
 Cash and cash equivalents at end of period                                                           504                   34
 Cash classified as held for sale on the consolidated balance sheet                                    11
                                                                                   --------------------------------------------
 Cash and cash equivalents at end of period                                                         $ 493                 $ 34
                                                                                   --------------------------------------------

 May not add due to rounding

                                                                                     PECO Energy     Exelon Generation
                                                                                       Company         Company, LLC
 Cash flows from operating activities                                                Consolidated      Consolidated
 Net income                                                                                  $ 473               $ (133)
 Adjustments to reconcile net income to net cash
      flows provided by operating activities:
 Depreciation, amortization, accretion, including nuclear fuel                                 487                  783
 Provision for uncollectible accounts                                                           52                   (2)
 Loss (gain) on sale of investments
 Cumulative effect of changes in accounting principle (net of income tax)                                          (108)
 Deferred income taxes and amortization of investment tax credits                              (50)                (249)
 Impairment of investments                                                                                          255
 Impairment of goodwill and long-lived assets                                                                       952
 Loss on sale of investments                                                                                         25
 Deferred energy costs                                                                         (50)
 Equity in (earnings) losses of unconsolidated affiliates, net                                                      (49)
 Net realized losses on nuclear decommissioning trust funds                                                          16
 Other operating activities                                                                      8                    6
 Changes in assets and liabilities:
  Accounts receivable                                                                          (24)                 (71)
  Inventories                                                                                  (32)                 (29)
  Accounts payable, accrued axpenses and other current liabilities                             (38)                  11
 Pension and non-pension postretirement benefits obligations                                     9                  (50)
 Payables to Affiliates                                                                        (31)                 195
  Other current assets                                                                          (2)                 (35)
 Other noncurrent assets and liabilities                                                        12                  (64)

                                                                                   -------------------------------------
 Net cash flows provided by operating activities                                               814                1,453
                                                                                   -------------------------------------
 Cash flows from investing activities
 Capital expenditures                                                                         (250)                (953)
 Investment in affiliate money pool
 Proceeds from liquidating damages                                                                                   92
 Acquisitions of businesses, net of cash received                                                                  (272)
 Dividends from/(Investments in) subsidiaries
 Note receivable from affiliate
 Note receivable from unconsolidated affiliate                                                                       35
 Proceeds from the sale of investments                                                                               82
 Proceeds from nuclear decommissioning trust fund sales                                                           2,341
 Investment in nuclear decommissioning trust funds                                                               (2,564)
 Change in restricted cash                                                                                          (63)
 Other Investing Activities                                                                      4                    1
                                                                                   -------------------------------------
 Net cash flows used in investing activities                                                  (246)              (1,301)
                                                                                   -------------------------------------
 Cash flows from financing activities
 Change in short-term debt                                                                    (154)
 Change in note payable, affiliate                                                                                   87
 Issuance of long-term debt                                                                    450                1,066
 Issuance of long-term debt to affiliates                                                      103
 Retirement of long-term debt                                                                 (718)                (570)
 Change in short-term debt
 Issuance of long-term debt to financing affiliates
 Issuance of mandatorily redeemable preferred securities
 Retirement of mandatorily redeemable preferred securities                                     (50)
 Payment on acquisition nate payable to Sithe Energies, Inc.                                                       (446)
 Retirement of preferred stock                                                                 (50)
 Change in restricted cash
 Proceeds from employee stock plans
 Contribution from parent                                                                      159
 Settlement of cash-flow hedges
 Contribution from minority interest of consolidated subsidiary
 Dividends paid on preferred and common stock                                                 (327)
 Distribution to member                                                                                            (189)
 Proceeds on Settlement of Interest Rate Swap Agreements
 Other financing activities
                                                                                   -------------------------------------
 Net cash flows provided by (used in) financing activities                                    (587)                 (52)
                                                                                   -------------------------------------
 Increase (decrease) in cash and equivalents                                                   (19)                 100
 Cash and cash equivalents at beginning of period                                               63                   58
                                                                                   -------------------------------------
 Cash and cash equivalents at end of period                                                     44                  158
 Cash classified as held for sale on the consolidated balance sheet
                                                                                   -------------------------------------
 Cash and cash equivalents at end of period                                                   $ 44                $ 158
                                                                                   -------------------------------------

 May not add due to rounding

Exelon Corporation and Subsidiary Companies Consolidated Balance Sheets

For the Period Ending December 31, 2003

(in millions)


                                                                                     Commonwealth        PECO            Exelon
                                                                       Exelon           Edison           Energy        Generation
                                                                    Corporation        Company          Company          Company
                                                                    Consolidated     Consolidated      Consolidated    Consolidated
 Assets
 Current assets
 Cash and cash equivalents                                                $ 493            $ 34           $ 44            $ 158
 Restricted cash                                                             97              20             (0)              75
 Accounts receivable, net                                                                     -
 Customer                                                                 1,889             683            363              711
 Other - A/R                                                                343              68             27              112
 Intercompany - A/R                                                          (0)                             0                -
 Nonconsol. Affiliates - A/R                                                  -                              0                -
 Inventories, at average cost
 Fossil fuel                                                                212               -             99               98
 Intercompany fuel
 Materials and supplies                                                     310              43              7              259
 Deferred income taxes                                                      474               6              -              445
 Note receivable                                                                                                              5
 Receivable from affiliates                                                                 428                             421
 Deferred energy costs                                                                                      81
 Notes receivable from affiliates                                            92                              -                -
 Other                                                                      428              31             11              233
 Assets held for sale                                                       242               -              -               36
                                                                    ------------------------------------------------------------
 Total current assets                                                     4,580           1,313            632            2,553
                                                                    ------------------------------------------------------------
 Property, plant and equipment, net                                      20,630           9,096          4,256            7,106
 Deferred debits and other assets                                                                                             -
 Regulatory assets                                                        5,226               -          5,226                0
 Nuclear decommissioning trust  funds                                     4,721               -              -            4,721
 Investments                                                                837              36             39               65
 Investments in affiliates                                                                   59
 Goodwill, net                                                            4,719           4,719              -                0
 Notes receivable from financing trusts                                     114           2,271              -                -
 Receivable from affiliates                                                                                117               22
 Pension asset                                                               (0)              -             68               79
 Deferred income taxes                                                        -               -              -               (0)
 Other                                                                    1,114             457              8              218
 Long-term receivable non-consolidated subsidiary                             -               -              -                -
 Assets held for sale                                                         -               -              -                -
                                                                    ------------------------------------------------------------
 Total deferred debits and other assets                                  16,731           7,542          5,458            5,105
                                                                    ------------------------------------------------------------
                                                                    ------------------------------------------------------------
 Total assets                                                          $ 41,941        $ 17,951       $ 10,346           14,764
                                                                    ------------------------------------------------------------







                                      115

 Liabilities and member's equity
 Current liabilities
 Commercial paper                                                         $ 326             $ -           $ 46              $ -
 Notes payable                                                               90               -              -              506
 Long-term debt due within one year                                       1,385             236              0            1,068
 Long-term debt due to transitional trusts due within one year              470             317            153                -
 Accounts payable                                                         1,822             170             92            1,429
 Payables to affiliates                                                                     207            150                1
 Accrued expenses                                                         1,228             540            237              434
 Deferred income taxes                                                        0               -             29                -
 Customer deposits                                                                           78                               -
 Other                                                                      306               9             35              126
 Liabilities held for sale                                                   61               -              -                -
                                                                    ------------------------------------------------------------
 Total current liabilities                                                5,688           1,557            742            3,564
                                                                    ------------------------------------------------------------
 Long-term debt                                                           7,889           4,167          1,359            1,649
 Long-term debt intercompany                                                  0               -              -                -
 Long-term debt due to transitional trusts                                5,055           1,359          3,696                -
 Long-term debt due to financing trusts                                     545                                               -
 Long-term debt to affiliates                                                               361            184                -
 Deferred credits and other liabilities                                                                                       -
 Regulatory liabilities                                                   1,891           1,891              -               (0)
 Deferred income taxes                                                    4,357           1,672          2,893              299
 Unamortized investment tax credit                                          288              48             22              218
 Asset retirement obligation                                              2,997               -              -            2,996
 Pension obligations                                                      1,668               -              -               21
 Non-pension postretirement benefits obligation                           1,053             190            287              555
 Spent nuclear fuel obligation                                              867               -              -              867
 Other intercompany                                                           -              28              -            1,195
 Other                                                                    1,053             336            147              441
 Liabilities held for sale                                                                                                    -
                                                                    ------------------------------------------------------------
 Total deferred credits and other liabilities                            14,174           4,165          3,349            6,592
                                                                    ------------------------------------------------------------
 Total liabilities                                                       33,351          11,609          9,330           11,805
                                                                    ------------------------------------------------------------
                                                                              -               -              -



                                      116



Minority Interest Total                                                                      -              -                3
 Preferred securities of subsidiaries                                        87               -              -                -
 Common stock                                                             7,292           1,588          1,999              (48)
 Other paid-in capital                                                       (0)          4,115              -            4,810
 Membership interest                                                          0               -              -           (2,272)
 Partnership interest                                                         -               -              -                -
 Receivable from parent                                                       -            (250)        (1,623)               -
 Preferred stock                                                              -               7             87                -
 Deferred compensation                                                        -               -              -                -
 Retained / undistributed earnings                                        2,320             883            546              602
 Accumulated other comprehensive income                                  (1,109)             (1)             7             (136)
                                                                    ------------------------------------------------------------
 Total equity                                                             8,503           6,342          1,016            2,956
                                                                    ------------------------------------------------------------
 Total liabilities and member's equity                                 $ 41,941        $ 17,951       $ 10,346         $ 14,764
                                                                    ------------------------------------------------------------


                   Exelon Corporation and Subsidiary Companies
       Statement of Changes in Shareholder and Member's Retained Earnings
                     For the period ending December 31, 2003



                                                           Exelon          Commonwealth           PECO Energy           Exelon
                                                         Corporation      Edison Company            Company         Generation Co,
                                                        Consolidated       Consolidated          Consolidated      LLC Consolidated

Balance at the Beginning  of the Year                      $ 2,042               $ 577                 $ 401               $ 924

Net Income                                                     905                 707                   473                (133)

Appropriation of retained earnigs for future dividends                            (709)

Dividends
     Common Stock                                             (625)               (401)                 (322)
     Preferred Stock                                                                                      (5)

Distribution to member                                                                                                      (189)

Redemption of preferred stock                                                                             (1)

Other Comprehensive Income, net of tax                          (2)

                                                    -----------------------------------------------------------------------------
Balance at End of Year                                     $ 2,320               $ 174                 $ 546               $ 602
                                                    =============================================================================


EXHIBITS

The following exhibits are incorporated by reference to the indicated SEC file number, unless an asterisk appears next to the exhibit reference. A single asterisk indicates exhibits which are filed herewith.

EXHIBIT
NUMBER                           DESCRIPTION

A. ANNUAL REPORTS FILED UNDER THE SECURITIES AND EXCHANGE ACT OF 1934

          A.1 2003 Annual Report on Form 10-K for Exelon, ComEd, PECO and Generation File Nos. 01-16169, 01-1839, 01-01401 and 333-85496
               respectively.

          A.2  2003 Proxy Statement of Exelon Corporation. File No. 01-16169.

          A.3 Exelon Corporation Form 8-K filed February 20, 2004 containing Exelon 2003 financial statements, footnotes and management's discussion and analysis.

B. CHARTERS, ARTICLES OF INCORPORATION, TRUST AGREEMENTS, BY-LAWS, AND OTHER FUNDAMENTAL DOCUMENTS OF ORGANIZATION

        The articles and bylaws of Exelon, ComEd, PECO, PEPCO, SECO, and Genco, are incorporated by reference to the following:

Exelon 10-K
Exhibit No.    Description

3-1 Articles of Incorporation of Exelon Corporation (Registration Statement No. 333-37082, Form S-4, Exhibit 3-1).

3-2            Amended and Restated Bylaws of Exelon Corporation, adopted
               January 27, 2004.

3-3 Amended and Restated Articles of Incorporation of PECO Energy Company (File No. 1-01401, 2000 Form 10-K, Exhibit 3-3).

3-4 Bylaws of PECO Energy Company, adopted February 26, 1990 and amended January 26, 1998 (File No. 1-01401, 1997 Form 10-K,
               Exhibit 3-2).

3-5 Restated Articles of Incorporation of Commonwealth Edison Company effective February 20, 1985, including Statements of Resolution Establishing Series, relating to the establishment of three new series of Commonwealth Edison Company preference stock known as the "$9.00 Cumulative Preference Stock," the "$6.875 Cumulative Preference Stock" and the "$2.425 Cumulative Preference Stock" (File No. 1-1839, 1994 Form 10-K, Exhibit 3-2).

3-6 Bylaws of Commonwealth Edison Company, effective September 2, 1998, as amended through October 20, 2000 (File No. 1-1839, 2000 Form 10-K, Exhibit 3-6).

3-7 Certificate of Formation of Exelon Generation Company, LLC (Registration Statement No. 333-85496, Form S-4, Exhibit 3-1).

3-8 First Amended and Restated Operating Agreement of Exelon Generation Company, LLC executed as of January 1, 2001.

3-9 PECO Energy Power Company's Certificate of Organization and Charter, By-laws amended as of December 23, 1993, and amendment to Articles of Incorporation filed February 8, 1994, are incorporated herein by reference (1991 Form U5S and 1993 Form 10-K, File No. 1-1392).

3-10 Susquehanna Power Company's Certificate of Organization is incorporated herein by reference (1991 Form U5S, File No. 1-1392); By-laws amended December 23, 1993, and Charter amendment filed February 8, 1994 are incorporated herein by reference (1993 Form U5S, File No. 1-1392).

3-11 The articles and bylaws of Exelon Delivery, and Ventures are incorporated herein by reference (2001 Form U5S, File No. 1-16169).

C. The indentures or other fundamental documents defining the rights of holders of funded debt listed below are incorporated by reference:

Exelon 10-K
Exhibit No.    Description

4-1 First and Refunding Mortgage dated May 1, 1923 between The Counties Gas and Electric Company (predecessor to PECO Energy Company) and Fidelity Trust Company, Trustee (First Union National Bank, successor), (Registration No. 2-2281, Exhibit B-1).

4-1-1 Supplemental Indentures to PECO Energy Company's First and Refunding Mortgage:

                    Dated as of                   File Reference                         Exhibit No.
                    ----------------------------- -------------------------------------- -----------------------------
                    May 1, 1927                   2-2881                                 B-1(c)
                    March 1, 1937                 2-2881                                 B-1(g)
                    December 1, 1941              2-4863                                 B-1(h)
                    November 1, 1944              2-5472                                 B-1(i)
                    December 1, 1946              2-6821                                 7-1(j)
                    September 1, 1957             2-13562                                2(b)-17
                    May 1, 1958                   2-14020                                2(b)-18
                    March 1, 1968                 2-34051                                2(b)-24
                    March 1, 1981                 2-72802                                4-46
                    March 1, 1981                 2-72802                                4-47
                    December 1, 1984              1-01401, 1984 Form 10-K                4-2(b)
                    April 1, 1991                 1-01401, 1991 Form 10-K                4(e)-76
                    December 1, 1991              1-01401, 1991 Form 10-K                4(e)-77
                    June 1, 1992                  1-01401, June 30, 1992                 4(e)-81
                                                  Form 10-Q
                    March 1, 1993                 1-01401, 1992 Form 10-K                4(e)-86
                    May 1, 1993                   1-01401, March 31, 1993                4(e)-88
                                                  Form 10-Q
                    May 1, 1993                   1-01401, March 31, 1993                4(e)-89
                                                  Form 10-Q
                    August 15, 1993               1-01401, Form 8-A dated                4(e)-92
                                                  August 19, 1993
                    May 1, 1995                   1-01401, Form 8-K dated                4(e)-96
                                                  May 24, 1995
                    September 15, 2002            1-01401, September 30, 2002            4-1
                                                  Form 10-Q
                    October 1, 2002               1-01401, September 30, 2002            4-2
                                                  Form 10-Q
                    April 15, 2003                0-16844, March 31, 2003                4.1
                                                  Form 10-Q
                    ----------------------------- -------------------------------------- -----------------------------

4-2 Exelon Corporation Dividend Reinvestment and Stock Purchase Plan (Registration Statement No. 333-84446, Form S-3, Prospectus).

4-3 Mortgage of Commonwealth Edison Company to Illinois Merchants Trust Company, Trustee (BNY Midwest Trust Company, as current successor Trustee), dated July 1, 1923, as supplemented and amended by Supplemental Indenture thereto dated August 1, 1944. (File No. 2-60201, Form S-7, Exhibit 2-1).

4-3-1          Supplemental Indentures to aforementioned Commonwealth Edison
               Mortgage.

                    Dated as of                   File Reference                Exhibit No.
                    ----------------------------- ----------------------------- --------------------------------------
                    August 1, 1946                2-60201, Form S-7             2-1
                    April 1, 1953                 2-60201, Form S-7             2-1
                    March 31, 1967                2-60201, Form S-7             2-1
                    April 1,1967                  2-60201, Form S-7             2-1
                    February 28, 1969             2-60201, Form S-7             2-1
                    May 29, 1970                  2-60201, Form S-7             2-1
                    June 1, 1971                  2-60201, Form S-7             2-1
                    April 1, 1972                 2-60201, Form S-7             2-1
                    May 31, 1972                  2-60201, Form S-7             2-1
                    June 15, 1973                 2-60201, Form S-7             2-1
                    May 31, 1974                  2-60201, Form S-7             2-1
                    June 13, 1975                 2-60201, Form S-7             2-1
                    May 28, 1976                  2-60201, Form S-7             2-1
                    June 3, 1977                  2-60201, Form S-7             2-1
                    May 17, 1978                  2-99665, Form S-3             4-3
                    August 31, 1978               2-99665, Form S-3             4-3
                    June 18, 1979                 2-99665, Form S-3             4-3
                    June 20, 1980                 2-99665, Form S-3             4-3
                    April 16, 1981                2-99665, Form S-3             4-3
                    April 30, 1982                2-99665, Form S-3             4-3
                    April 15, 1983                2-99665, Form S-3             4-3
                    April 13, 1984                2-99665, Form S-3             4-3
                    April 15, 1985                2-99665, Form S-3             4-3
                    April 15, 1986                33-6879, Form S-3             4-9
                    June 15, 1990                 33-38232, Form S-3            4-12
                    October 1, 1991               33-40018, Form S-3            4-13
                    October 15, 1991              33-40018, Form S-3            4-14
                    May 15, 1992                  33-48542, Form S-3            4-14
                    September 15, 1992            33-53766, Form S-3            4-14
                    February 1, 1993              1-1839, 1992 Form 10-K        4-14
                    April 1, 1993                 33-64028, Form S-3            4-12





                                      121

                    April 15, 1993                33-64028, Form S-3            4-13
                    June 15, 1993                 1-1839,  Form 8-K dated May   4-1
                                                  21, 1993
                    July 15, 1993                 1-1839,   Form   10-Q   for   4-1
                                                  quarter   ended   June  30,
                                                  1993.
                    January 15, 1994              1-1839, 1993 Form 10-K        4-15
                    December 1, 1994              1-1839, 1994 Form 10-K        4-16
                    June 1, 1996                  1-1839, 1996 Form 10-K        4-16
                    March 1, 2002                 1-1839, 2001 Form 10-K        4-4-1
                    May 20, 2002
                    June 1, 2002
                    October 7, 2002
                    January 13, 2003              1-1839, Form 8-K dated        4-4
                                                  January 22, 2003
                    March 14, 2003                1-1839, Form 8-K dated        4-4
                                                  April 7, 2003
                    August 13, 2003               1-1839, Form 8-K dated        4-4
                                                  August 25, 2003
                    ----------------------------- ----------------------------- --------------------------------------

4-3-2 Instrument of Resignation, Appointment and Acceptance dated as of February 20, 2002, under the provisions of the Mortgage dated July 1, 1923, and Indentures Supplemental thereto, regarding corporate trustee (File No. 1-1839, 2001 Form 10-K, Exhibit 4-4-2).

4-3-3 Instrument dated as of January 31, 1996, under the provisions of the Mortgage dated July 1, 1923 and Indentures Supplemental thereto, regarding individual trustee (File No. 1-1839, 1995 Form 10-K, Exhibit 4-29).

4-4 Indenture dated as of September 1, 1987 between Commonwealth Edison Company and Citibank, N.A., Trustee relating to Notes (File No. 1-1839, Form S-3, Exhibit 4-13).

4-4-1          Supplemental Indentures to aforementioned Indenture.

                    Dated as of                   File Reference                Exhibit No.
                    ----------------------------- ----------------------------- --------------------------------------
                    September 1, 1987             33-32929, Form S-3            4-16
                    January 1, 1997               1-1839, 1999 Form 10-K        4-21
                    September 1, 2000             1-1839, 2000 Form 10-K        4-7-3
                    --------------------------------------------------------------------------------------------------

4-5 Indenture dated June 1, 2001 between Generation and First Union National Bank (now Wachovia Bank, National Association) (Registration Statement No. 333-85496, Form S-4, Exhibit 4.1).

4-6 Indenture dated December 19, 2003 between Generation and Wachovia Bank, National Association.

4-7 Indenture to Subordinated Debt Securities dated as of June 24, 2003 between PECO Energy Company, as Issuer, and Wachovia Bank National Association, as Trustee (File No. 0-16844, PECO Energy Company Form 10-Q for the quarter ended June 30, 2003, Exhibit 4.1).

4-8 Preferred Securities Guarantee Agreement between PECO Energy Company, as Guarantor, and Wachovia Trust Company, National Association, as Trustee, dated as of June 24, 2003 (File No. 0-16844, PECO Energy Company Form 10-Q for the quarter ended June 30, 2003, Exhibit 4.2).

4-9 PECO Energy Capital Trust IV Amended and Restated Declaration of Trust among PECO Energy Company, as Sponsor, Wachovia Trust Company, National Association, as Delaware Trustee and Property Trustee, and J. Barry Mitchell, George R. Shicora and Charles S. Walls as Administrative Trustees dated as of June 24, 2003 (File No. 0-16844, PECO Energy Company Form 10-Q for the quarter ended June 30, 2003, Exhibit 4.3).

-------------------------------------------------------------------------------

Exelon Generation Company, LLC Form S-4, April 4, 2002, Indenture dated June 1, 2001 between registrant and First Union National Bank (now Wachovia Bank, National Association)(Registration Statement No. 333-85496, Form S-4, Exhibit 4.1).

Outstanding and Uncompleted Contract or Agreement Entered by the Parent Holding Company or any Subsidiary Thereof Relating to the Acquisition of any Securities:

On November 25, 2003, Exelon Generation Company, LLC, Reservoir Capital Group (Reservoir) and Sithe Energies, Inc. completed a series of transactions resulting in Generation and Reservoir each indirectly owning a 50% interest in Sithe with put and call options that could result in either party owning Sithe outright. While Generation's intent is to fully divest Sithe, the timing of the put and call options vary by acquirer and can extend through March 2006. The pricing of the put and call options is dependent on numerous factors, such as the acquirer, date of acquisition and assets owned by Sithe at the time of exercise. Currently, Sithe has a total generating capacity of 1,097 MWs in operation and 228 MWs under construction. See 2003 Exelon's Annual Report on Form 10-K for a further discussion of these transactions.

Exelon Corporation (Exelon) and Exelon Generation Company, LLC (Generation), have commenced the process of an orderly transition out of the ownership of Boston Generating, LLC (BG) and the Mystic 8 and 9 and Fore River generating projects. Exelon's decision to transition out of the projects was made as a result of its evaluation of the projects and discussions with the lenders under BG's $1.25 billion credit facility, which was entered into primarily to finance the development and construction of the generating projects.

D. TAX ALLOCATION AGREEMENT PURSUANT TO RULE 45(c)

                              TAX SHARING AGREEMENT

        THIS AGREEMENT, dated as of the 1st day of January, 2003, by and between Exelon Corporation, a Pennsylvania corporation ("Parent"), Exelon Energy Delivery Company, LLC, a Delaware limited liability company, Exelon Ventures Company LLC, a Delaware limited liability company, Unicom Investment, Inc., an Illinois corporation, and Exelon Business Services Company, a Pennsylvania corporation and each of PECO Energy Company, Commonwealth Edison Corporation, Exelon Generation Company, LLC, Exelon Enterprises Company, LLC and the companies listed on Schedule A attached hereto (each a "Subsidiary").

                               W I T N E S S E T H

        WHEREAS, Parent is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        WHEREAS, the Subsidiaries are each members of that affiliated group or otherwise have taxable income included directly on the tax return of a member of the group (i.e. such Subsidiary is treated as a disregarded entity for tax purposes);

        WHEREAS, the members of the affiliated group anticipate filing a consolidated federal income tax return and combined, consolidated or unitary state income tax returns where required or where elections to so file have or will be made;

        WHEREAS, Parent and the Subsidiaries wish to agree upon a fair and equitable method for determining the share of the group's consolidated federal income tax burdens and benefits properly attributable to each Subsidiary; and

        WHEREAS, Parent and the Subsidiaries wish to agree upon a fair and equitable method for determining the share of any state taxes to be borne by any members of the Parent Group who file state and local income tax returns (or other state returns) on a combined, unitary, consolidated or similar basis.

        NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, the parties, intending to be legally bound, agree as follows:

         Section One:  Definitions

         For purposes of this Agreement, the terms set forth below shall have the following meanings:

         (a) Affiliated Group: The affiliated group of corporations (within the meaning Section 1504(a) of the Code) of which Parent is the common parent.

         (b) Code: The Internal Revenue Code of 1986, as amended.

         (c) Computation Period: All Consolidated Return Years to which this agreement applies.

         (d) Consolidated Return: The consolidated federal income tax return of the Parent Group.

         (e) Consolidated Return Year: Any tax return period for which Parent or any Subsidiary is or may be included in a Consolidated Return filed by Parent.

         (f) Consolidated Tax: The aggregate tax liability for a tax year, being the tax shown on the consolidated return and any adjustments thereto thereafter determined.

         (g) Corporate Taxable Income: The amount of taxable income or loss of Subsidiary for a tax year, computed as though such Subsidiary had filed a separate return on the same basis as used in the Consolidated Return, except that dividend income from Subsidiaries shall be disregarded, and other intercompany transactions eliminated in the Consolidated Return shall be given appropriate effect. It shall be further adjusted to allow for applicable rights accrued to the Subsidiary under paragraph
         (c) (4) of Title 17, Section 250.45 of the Code of Federal Regulations, on the basis of other tax years, including net operating loss carrybacks and net operating loss carryforwards to the extent such net operating loss carryforwards or net operating loss carrybacks would have been permitted under the Code had the Subsidiary filed a separate return. If a Subsidiary is a member of the Affiliated Group for only part of a tax year, that period will be deemed to be its tax year for all purposes under this Agreement.

         (h) Parent Tax Benefit: The excess of the Parent's Separate Return Tax over the amounts allocated to Parent pursuant to Section 4 (other than paragraph (c) thereof).

         (i) Regulations: The Treasury Regulations promulgated under the Code.

         (j) Separate Return Tax: The tax (net of allowable credits) on the Corporate Taxable Income of Parent or any Subsidiary computed as though such entity were not a member of a consolidated group. Separate Return Tax may not be negative.

        Section Two:  Consolidated Return Election
        Parent shall file a Consolidated Return for each taxable period in respect of which this Agreement is in effect and for which Parent and one or more of the Subsidiaries are required or permitted to file a consolidated federal income tax return. Each Subsidiary hereby irrevocably designates Parent as its agent for the purpose of taking any and all actions necessary or incidental to the filing of any Consolidated Return, and further agrees to furnish Parent with any and all information and to take any and all actions as Parent may reasonably request that is necessary or appropriate for the proper filing of a Consolidated Return or for implementing the provisions of this Agreement. Each Subsidiary agrees that it will join in the Consolidated Returns to the extent that such Subsidiary is required or permitted to do so by the Code. Entities which are disregarded for federal income tax purposes pursuant to
Section 7701 of the Code and Treas. Reg. ss. 301.7701-2 shall be treated for all purposes of the Agreement as if they were separate incorporated subsidiaries and each such entity is included as a "Subsidiary" as that term is used in this Agreement.

        Section Three:  Liability for Consolidated Federal Income Tax
        As between the parties hereto Parent agrees to pay the Consolidated Tax of the Affiliated Group for Consolidated Return Years and each Subsidiary agrees to make such payments to Parent as shall be required pursuant to Section 5 hereof. The Parent shall at all times be responsible to pay its Separate Return Tax.

        Section Four:  Allocation of Consolidated Federal Income Tax Liability
        (a) The Consolidated Tax (other than alternative minimum tax) shall be allocated among the members of the Affiliated Group having a positive Separate Return Tax as provided below. The allocation of the Consolidated Tax pursuant to this section is intended to comply with Title 17, Section 250.45(c)(4) of the Code of Federal Regulation, Section 1552(a)(2) of the Code and Treasury Regulation Sections 1.1552-1(a)(2) and 1.1502-33(d)(2). In general, such method allocates Consolidated Tax (other than alternative minimum tax) among Subsidiaries having positive Separate Return Taxes in accordance with such positive Separate Return Taxes. Net operating losses of Subsidiaries not having positive Separate Return Taxes are deemed to be carried over or carried back by the Subsidiaries to the extent permissible had the Subsidiaries filed separate returns. Such net operating losses potentially serve to reduce allocations of Consolidated Tax to such Subsidiaries in subsequent taxable years in which the Subsidiaries have positive Separate Return Taxes, or to reduce allocations of Consolidated Tax in prior years in which the Subsidiaries had positive Separate Return Taxes. Consistently therewith, Consolidated Tax (other than alternative minimum tax) shall be allocated as follows:

        Step 1 - Preliminary Allocation. Each Subsidiary with a positive Separate Return Tax shall be allocated its share of the Consolidated Tax based on the ratio which the Separate Return Tax of the Subsidiary bears to the aggregate Separate Return Tax of all Subsidiaries with a positive Separate Return Tax.

        Step 2 - Adjusting for Net Operating Loss Carrybacks. If a Subsidiary has negative Corporate Taxable Income for a taxable year in the Computation Period which, had it filed separate returns, under the rules of the Code could have been carried back to a prior year in the Computation Period in which it had positive Corporate Taxable Income (the "Carryback Year"), the Separate Return Tax of such Subsidiary for the Carryback Year (and, to the extent required, for subsequent years) shall be recalculated taking such loss carryback into account. Consolidated Tax for the Carryback Year (and, to the extent required, for subsequent years) shall be reallocated in accordance with the provisions of this
Section 4.

         Step 3 - Allocation Cap. A Subsidiary's allocation of Consolidated Tax under Step 1 may not exceed the excess if any of (a) the aggregate Separate Return Tax of the Subsidiary for the Computation Period (including the current year), determined as if the Subsidiary had filed separate returns, over (b) the total amount of Consolidated Tax allocated to the Subsidiary for the Computation Period (except the current year).

         Step 4 - Reallocation of Capped Amounts. To the extent that the Consolidated Tax allocated to a Subsidiary under Step 1 exceeds the limitation under Step 3, the excess shall be allocated among the remaining Subsidiaries in proportion to (but not to exceed the amount of) each Subsidiary's excess, if any, of (a) the aggregate Separate Return Tax of the Subsidiary for the Computation Period (including the current year), determined as if the Subsidiary had filed separate returns, over (b) the total amount of Consolidated Tax allocated to the Subsidiary for the Computation Period (including for the current year only the amount allocated under Step 1).

        Step 5 - Reallocation of Excess Capped Amounts. Consolidated Tax which is allocated away from a Subsidiary under Step 3 and is not allocated to other Subsidiaries under Step 4 shall be allocated to the Parent.

        (b) If a consolidated current alternative minimum tax liability exists, such liability (as well as any associated minimum tax credit) will be allocated to the members by multiplying the consolidated alternative minimum tax by a fraction, the numerator of which is the separate adjusted alternative minimum tax of the member for the year, and the denominator of which is the sum of each member's separate alternative minimum tax for the year. The allocation of alternative minimum tax provided for in this paragraph is intended to comply with the principles set forth in Proposed Regulation Section 1.1502-55.

        (c) To the extent there is a Parent Tax Benefit, the amount of such Parent Tax Benefit shall be allocated to those Subsidiaries who have positive Separate Return Tax liabilities and correspondingly allocated away from the Parent. Any such allocation to the Subsidiaries' shall be made among the Subsidiaries in proportion to the amount of the Subsidiaries' Separate Return Tax liabilities.

        (d) All recapture of previously claimed tax credits shall be assessed against the member that generated the credits.

        (e) Each Subsidiary will be allocated the material effects of any particular features of the tax laws applicable to them.

        Section Five:  Payments of Taxes
        To the extent any Subsidiary is allocated any share of the Consolidated Tax under Section 4, such amount shall be paid to the Parent before thirty days following the earlier of (i) the date on which the Consolidated Return is filed or (ii) the date, following the close of such taxable year, on which Parent notifies a Subsidiary of Parent's final determination of the liability of such Subsidiary. To the extent any Consolidated Tax previously allocated to a Subsidiary is reallocated to the Parent or another Subsidiary under Section 4(a), Step 2, the Subsidiary to whom the Consolidated Tax was previously allocated shall be entitled to receive payment from the entity to which the Consolidated Tax is reallocated under said Section. Payment shall be made within thirty days of the date on which Parent notifies a Subsidiary of Parent's final determination of the liability of such Subsidiary.

        Section Six:  Estimated Tax Payments
        For purposes of computing estimated tax payments, the methodology provided in Section 4 shall be applied on each due date for payments of any estimated tax under Section 6655 of the Code (or any applicable state or local tax provision). If the application of such provisions results in a payment due to the Parent, such Subsidiary shall remit such amount to the Parent within fifteen days of the due date for payments of estimated tax under Section 6655 of the Code (or any applicable state or local tax provision). Any estimated tax





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

payments made by a Subsidiary to Parent under this Section 6 for any taxable year shall be applied to reduce the amount, if any, owing by such Subsidiary to Parent under Section 5 for that year. If the sum of the payments made by a Subsidiary under this Section 6 for any taxable year exceeds the amount owing by such Subsidiary to Parent under Section 5 for that taxable year, Parent shall repay the excess to Subsidiary within thirty days after the Parent Group's consolidated federal income return for that year is filed. The same rules shall apply with respect to estimated tax payments for state and local income taxes for which the Parent Group or any member of the Parent Group files income tax returns on a combined, unitary, consolidated or similar basis, taking into account the provisions of Section Eleven of this Agreement with respect to determining any Subsidiaries state tax liability for the applicable period.

        Section Seven:  Carrybacks
        (a) In the event that the Consolidated Return shows consolidated net operating loss (as that term is defined in Section 1.1502-21(f) of the Treasury Regulations) or a credit against federal income tax for any taxable year and that consolidated net operating loss or tax credit is carried back to and absorbed in a prior taxable year of Parent or any member of the Affiliated Group, then the allocable share of such tax liability for the prior taxable year shall be recomputed pursuant to Section 4 accordingly, and the amount of the liabilities and payments determined under this Agreement shall be adjusted to conform to those recomputations. The determination as to whether a net operating loss or credit is carried back shall be entirely within the discretion of Parent.

        (b) Parent shall be responsible for carrying out any recomputations required by Section Seven and shall promptly give each Subsidiary notice of any conforming adjustment of affected liabilities under Section Four of this Agreement. Within 10 days following the giving of that notice, each Subsidiary shall pay Parent or Parent shall pay such Subsidiary, as the case may be, the amount of any payment due in accordance with Section Five of this Agreement resulting from any recomputations done in accordance with Section Seven, as reflected in the notice.

        (c) This Agreement shall have no application to the carryback of a net operating loss or credit from a separate return year (within the meaning of Section 1.1502-1(e) of the Treasury Regulations) of a Subsidiary or another affiliated group of which a Subsidiary is a member, as the case may be, to any taxable year of the Parent group.

        Section Eight:  Interest
        If any payment required to be made pursuant to Section 5, 6, or 7 of this Agreement is not made within the time periods specified in those Sections, the delinquent payment shall bear interest from its due date until the date of actual payment at the rate (or rates) charged by the Internal Revenue Service on underpayments of tax for the periods in question.

        Section Nine:  Responsibility for Tax Calculations and Disputes
        The tax department of Parent shall be responsible for preparing all calculations required under this Agreement. The Vice President of Taxes and General Tax Officer of Exelon shall review and approve each calculation prepared by the tax department, and shall be responsible for resolving any disputes regarding such calculations.

        All disputes regarding application of the procedures set forth in this Agreement shall be resolved by the Vice President of Taxes and General Tax Officer of Parent in conjunction with such other members of Parent as he (or she) shall deem necessary or appropriate.

        Section Ten:  Effective Date
        This Agreement shall be effective for taxable years of the Parent Group beginning after 2002.

        Section Eleven:  State Taxes
        (a) State and local income taxes (and all other income taxes) shall be borne by the entity (including entities that are "disregarded entities" for federal income tax purposes) that incurs such taxes, except as provided below.

        (b) For those state and local jurisdictions in which the Parent or any member of the Parent Group files income tax returns on a combined, unitary, consolidated or similar basis, (i) the total liability shown on each such return shall be paid in full by Parent or such member of the Parent Group filing such combined, unitary or consolidated return; (ii) the tax liability pursuant to each combined, consolidated or unitary return shall be allocated in a manner that is consistent with the manner set forth in Section 4, provided however, that allocations shall be made only to those entities which have nexus to the applicable state for whom tax is being allocated; and (iii) payments among members included in any such combined, consolidated or unitary filings of amounts so allocated shall be made consistently with the provisions of Section Five. For purposes of this Section 11 only, the terms "Separate Return Tax", "Consolidated Tax", and "Parent Tax Benefit" as well as any terms used herein to define such terms shall be interpreted to refer to the applicable combined, consolidated or unitary tax return for which tax is being allocated.

        Section Twelve:  Penalties & Interest
        (a) Any penalties incurred by the Parent relating to filing the Consolidated Return shall be specifically assigned to the member(s) of the Parent Group to whom such penalty is directly attributable (and shall become part of the Subsidiary's allocable share of the Consolidated Tax liability), provided however, that penalties shall not be specifically assigned to any particular Subsidiary if the imposition of such penalty is not directly attributable to the acts, errors, or omissions of the Subsidiary. Penalties not specifically assigned pursuant to the previous sentence shall be allocated among the Parent and Subsidiaries on a pro rata basis in accordance with their Separate Return Tax liabilities.

        (b) Any interest incurred by the Parent related to filing the Consolidated Return shall be specifically allocated to the Subsidiary to whom such interest is directly attributable (and shall become part of the Subsidiary's allocable share of the Consolidated Tax), provided however, that interest shall not be specifically allocated to any Subsidiary if the imposition of such interest is not directly attributable to the acts, errors, or omissions of the Subsidiary. Interest not specifically allocated pursuant to the previous sentence shall be allocated among the Parent and the Subsidiaries on a pro rata basis in accordance with their separate tax liabilities.

        Section Thirteen:  Changes in Parties
        (a) New direct or indirect subsidiaries, affiliates and associates of Parent, which may come into existence after the effective date of this Agreement, may become additional "Subsidiaries," and become subject to this Agreement. In addition, entities which are, as of the effective date of this Agreement, direct or indirect subsidiaries, affiliates and associates of Parent, may thereafter leave the holding company system, in which case they will no longer be subject to this Agreement for tax years after their departure.

        (b) The addition of a new direct or indirect subsidiary, affiliate or associate company is intended to be evidenced by the signing of a written joinder to this Agreement but, notwithstanding the failure of a new subsidiary, affiliate or associate company to sign a written joinder, the new subsidiary, affiliate or associate company shall be conclusively deemed to have accepted and agreed to the terms of this Agreement by reason of its inclusion in Parent's consolidated Federal income tax return and/or any state and local income tax returns filed on a combined, unitary, consolidated or similar basis with other members of the Parent group.

        Section Fourteen:  Miscellaneous Provisions
        (a) This Agreement contains the entire understanding of the parties with respect to the subject matter of this Agreement. No alteration, amendment, or





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modification of any of the terms of this Agreement shall be valid unless made by an instrument signed in writing by an authorized officer of each party.

        (b) This Agreement has been made in and shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania from time to time in effect.

        (c) Notwithstanding any provision of this Agreement to the contrary, income tax shall be allocated among the parties in a manner consistent with Title 17, Section 250.45(c)(4) of the Code of Federal Regulations. Under no circumstances shall the amount of tax liability allocated to or paid by a Subsidiary under this Agreement during the Computation Period exceed the aggregate Separate Return Tax for the Subsidiary for the Computation Period determined as if the Subsidiary had filed separate returns.

        (d) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (e) All notices and other communications hereunder shall be deemed to have been duly given if delivered by hand or mailed by certified or registered mail, postage prepaid:

                  (i)      if to Parent:
                           10 S. Dearborn Street,
                           Chicago, Illinois 60603

                  (ii)     if to PECO Energy Company:
                           2301 Market Street
                           Philadelphia, Pennsylvania 19103

                  (iii)    if to Exelon Ventures Company, LLC:
                           10 S. Dearborn Street
                           Chicago, Illinois 60603





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

                  (iv)     if to Exelon Energy Delivery Company, LLC:
                           10 S. Dearborn Street
                           Chicago, Illinois 60603

                  (v)      if to Commonwealth Edison Company
                           10 S. Dearborn Street
                           Chicago, Illinois 60603

                  (vi)     if to Unicom Investment, Inc.:
                           10 S. Dearborn Street
                           Chicago, Illinois 60603

                  (vii)    if to Exelon Business Services Company:
                           10 S. Dearborn Street
                           Chicago, Illinois 60603

                  (viii)   if to Exelon Generation Company, LLC:
                           300 Exelon Way
                           Kennett Square, Pennsylvania 19348

                  (ix)     if to Exelon Enterprises Company, LLC:
                           10 S. Dearborn Street
                           Chicago, Illinois 60603

                  (x) if to any other Subsidiary to the address listed for such Subsidiary on Schedule A.

        (f) The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part of the Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the date and year first above written.

                                    Exelon Corporation

                                    By: ___________________
                                    Thomas D. Terry, Jr.
                                    Vice President and General Tax Officer


                                    Exelon Business Services Company

                                    By:___________________
                                    Thomas D. Terry, Jr.
                                    Vice President, Taxes

                                    Exelon Energy Delivery Company, LLC

                                    By:___________________
                                    Thomas D. Terry, Jr.
                                    Vice President, Taxes


                                    PECO Energy Company

                                    By:___________________
                                        Todd D. Cutler
                                    Assistant Secretary



                                    Exelon Ventures Company, LLC

                                    By:___________________
                                    Thomas D. Terry, Jr.
                                    Vice President, Taxes


                                    Unicom Investment, Inc.

                                    By:___________________
                                    Thomas D. Terry, Jr.
                                    Vice President


                                    Commonwealth Edison Company

                                    By:___________________
                                    Kathryn M. Houtsma
                                    Vice President, Finance




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

                                    Adwin Equipment Company

                                    By:___________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Adwin Realty Company

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    AllEnergy Gas & Electric Marketing
                                          Company, LLC

                                    By:____________________
                                     Barbara A. Fatina
                                        Vice President


                                    AmerGen Clinton NQF, LLC

                                    By:
                                    Todd D. Cutler
                                    Assistant Secretary of AmerGen
                                    Energy Company, LLC, Member


                                    AmerGen Consolidation, LLC

                                    By:
                                    J. Barry Mitchell
                                    Manager


                                    AmerGen Energy Company, LLC

                                    By:
                                    Todd D. Cutler
                                    Assistant Secretary


                                    AmerGen Oyster Creek NQF, LLC

                                    By:
                                    Todd D. Cutler
                                    Assistant Secretary of AmerGen
                                    Energy Company, LLC, Member





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

                                    AmerGen TMI NQF, LLC

                                    By:
                                    Todd D. Cutler
                                    Assistant Secretary of AmerGen
                                    Energy Company, LLC, Member


                                    AmerGen Vermont, LLC

                                    By:
                                    Todd D. Cutler
                                    Assistant Secretary


                                    ATNP Finance Company

                                    By:____________________
                                        John W. Wadson
                                             President


                                    Cenesco Company, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                     ComEd Financing I

                                    By:____________________
                                     J. Barry Mitchell
                                               Trustee

                                    ComEd Financing II

                                    By:____________________
                                     J. Barry Mitchell
                                               Trustee

                                    ComEd Financing III

                                    By:____________________
                                    J. Barry Mitchell
                                    Trustee




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

                                    ComEd Funding, LLC

                                    By:____________________
                                     J. Barry Mitchell
                                             President


                                    ComEd Transitional Funding Trust

                                    By:____________________
                                     J. Barry Mitchell
                                               Trustee

                                    Commonwealth Edison Company of
                                     Indiana, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Commonwealth Research Corporation

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    ECP Telecommunications Holdings,
                                                   LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    Edison Development Canada Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary






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

                                    Edison Development Company

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Edison Finance Partnership

                                    By:____________________
                                    Thomas D. Terry, Jr.
                                    President


                                    EEI Telecommunications Holdings, LLC

                                    By:____________________
                                       John  M. Wadson
                                             President

                                    EGW Meter Services, LLC

                                    By:____________________
                                    George H. Gilmore Jr.


                                    EIS Engineering, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary


                                    EIS Investments, LLC

                                    By:____________________
                                    George H. Gilmore Jr.
                                    Manager


                                    Energy Trading Company

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    ETT Boston, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    ETT Canada, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    ETT Houston, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    ETT National Power, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    ETT Nevada, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    ETT North America, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    Exelon Allowance Management
                                    Company, LLC

                                    By:____________________
                                    Todd D. Cutler
                                    Assistant Secretary


                                    Exelon AOG Holding #1, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon AOG Holding #2, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                     Assistant Secretary


                                    Exelon Boston Generating, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Boston Services, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Capital Partners, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Communications Company, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    Exelon Communications Holdings, LLC

                                    By:____________________

                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Energy Company

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Enterprises Company, LLC

                                    By:____________________
                                          James Llende
                                    Vice President - Taxes


                                    Exelon Enterprises Investments, Inc.

                                    By: ____________________
                                        John M. Wadson
                                             President


                                    Exelon Enterprises Management, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon (Fossil) Holdings, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    Exelon Edgar, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    Exelon Framingham, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Framingham Development, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Fore River Development, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Hamilton, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Generation Company, LLC

                                    By:____________________
                                    Thomas D. Terry, Jr.
                                    Vice President, Taxes


                                    Exelon Generation Finance Company

                                    By:____________________
                                        John M. Wadson
                                             President




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


                                    Exelon New Boston, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon New England Holdings, LLC


                                    By:____________________
                                             Todd D. Cutler
                                             Assistant Secretary


                                    Exelon New England Power Marketing
                                    Limited Partnership

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary of Exelon AOG
                                    Holding #1, Inc., General Partner


                                    Exelon Mystic, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Mystic Development, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon New England Development, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary





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


                                    Exelon New England Power Services,
                                                  Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Peaker Development General,
                                                   LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Peaker Development Limited, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon PowerLabs, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Power Holdings, LP

                                    By:____________________


                                    Exelon Services, Inc.

                                    By:____________________
                                          James Llende
                                    Vice President, Taxes

                                    Exelon Services Federal Group, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Thermal Development, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Thermal Holdings, Inc.

                                    By:____________________
                                    Todd D. Cutler
                                    Assistant Secretary


                                    Exelon Thermal Technologies, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon West Medway, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Exelon West Medway Expansion, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                     Exelon Wyman, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    ExTel Corporation, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    ExTex Marketing, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    ExTex La Porte Limited Partnership

                                    By:____________________
                                    Todd D. Cutler
                                    Assistant Secretary of
                                    Exelon Peaker Development
                                    General, LLC, General Partner


                                    ExTex Power, LP

                                    By:____________________
                                    Todd D. Cutler
                                    Assistant Secretary of
                                    Exelon Generation Company, General Partner

                                    Fischbach and Moore Electric, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary


                                    Fischbach and Moore, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary





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


                                    Fischbach and Moore Electrical
                                    Contracting, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary


                                    Horizon Energy Company

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    InfraSource Environmental Services,
                                                   LLC

                                    By:
                                    George H. Gilmore Jr.


                                    InfraSource Field Services,
                                        LLC

                                    By:
                                    George H. Gilmore Jr.


                                    InfraSource Integrated Services, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary


                                         NEWCOSY, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary

                                    NEWCOTRA, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary

                                    Northwind
                                          Chicago, LLC

                                    By:____________________
                                       Ronald S. Rooth
                                               Manager


                                    Northwind Midway, LLC

                                    By:____________________
                                         David A. Bump
                                               Manager


                                    Northwind Thermal Technologies
                                          Canada, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    PEC Financial Services, LLC

                                    By:____________________
                                        Todd D. Cutler
                                             Secretary


                                    PECO Energy Capital Corp.

                                    By:____________________
                                        Todd D. Cutler
                                             Secretary


                                    PECO Energy Power Company

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    PECO Energy Transition Trust

                                    By:____________________
                                      Thomas R. Miller
                                               Trustee


                                    Penesco Company, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                     PHT Holdings, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Port City Power, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Rand-Bright Corporation

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary


                                    Scherer Holdings 1, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Scherer Holdings 2, LLC

                                    By:____________________
                                    Todd D. Cutler
                                    Assistant Secretary

                                    Scherer Holdings 3, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Southeast Chicago Energy Project, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Spruce Holdings G.P. 2000, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Spruce Holdings L.P. 2000, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Susquehanna Electric Company

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Susquehanna Power Company

                                    By:____________________
                                    Todd D. Cutler
                                    Assistant Secretary

                                    Texas Ohio Gas, Inc.

                                    By:____________________
                                     Barbara A. Fatina
                                             Secretary


                                    T.H. Green
                                     Electric Company, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary


                                    Unicom Power Holdings, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Unicom Power Marketing, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                    Unicom Resources, Inc.

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary


                                       VSI Group, Inc.

                                    By:____________________
                                      Harvey B. Dikter
                                    Assistant Secretary


                                    Wansley Holdings 1, LLC

                                    By:____________________
                                        Todd D. Cutler
                                    Assistant Secretary

                                    Wansley Holdings 2, LLC

                                    By: _____________________________
                                        Todd D. Cutler
                                    Assistant Secretary







                                   SCHEDULE A
                  Aconite Corporation
                  Adwin Equipment Company
                  Adwin Realty Company
                  AllEnergy Gas & Electric Marketing Company, LLC
                  AmerGen Consolidation, LLC
                  AmerGen Clinton NQF, LLC AmerGen Energy Company, LLC AmerGen TMI NQF, LLC AmerGen Oyster Creek NQF, LLC AmerGen Vermont, LLC ATNP Finance Company Cenesco Company, LLC Chowns Communications, Inc. ComEd Financing I ComEd Financing II ComEd Financing III ComEd Funding, LLC ComEd Transitional Funding Trust
                  Commonwealth Edison Company of  Indiana, Inc.
                  Commonwealth Research Corporation
                  Dacon Corporation
                  Dashiell Corporation
                  Dashiell Holdings Corp.
                  Edison Development Canada Inc.
                  Edison Development Company
                  Edison Finance Partnership
                  ECP Telecommunications Holdings, LLC
                  EEI Telecommunications Holdings, LLC
                  EGW Meter Services, LLC
                  EIS Engineering, Inc.

                  EIS Investments, LLC
                  Electric Services, Inc.
                  Energy Trading Company
                  ETT Boston, Inc.
                  ETT Canada, Inc.
                  ETT Houston, Inc.
                  ETT National Power, Inc.
                  ETT Nevada, Inc.
                  ETT North America, Inc.
                  Exelon AOG Holding #1, Inc.
                  Exelon AOG Holding #2, Inc.
                  Exelon Allowance Management Company, LLC
                  Exelon Boston Services, LLC
                  Exelon Capital Partners, Inc.
                  Exelon Communications Holdings, LLC
                  Exelon Communications Company, LLC
                  Exelon Edgar, LLC
                  Exelon Energy Company
                  Exelon Energy Delivery Company, LLC
                  Exelon Enterprises Company, LLC
                  Exelon Enterprises Investments, Inc.
                  Exelon Enterprises Management, Inc.
                  Exelon (Fossil) Holdings, Inc.
                  Exelon Framingham, LLC
                  Exelon Framingham Development, LLC
                  Exelon Fore River Development, LLC
                  Exelon Generation Company, LLC
                  Exelon Generation Finance Company
                  Exelon Generation Company International, Inc.
                  Exelon Hamilton, LLC
                  Exelon Infrastructure Services of Pennsylvania, Inc.
                  Exelon Mystic, LLC
                  Exelon Mystic Development, LLC
                  Exelon New Boston, Inc.
                  Exelon New England Development, LLC Exelon New England Power Marketing Limited Partnership Exelon New England Power Services, Inc. Exelon Peaker Development General, LLC Exelon Peaker Development Limited, LLC Exelon Power Holdings, L.P. Exelon PowerLabs, LLC
                  Exelon Services, Inc.
                  Exelon Services Federal Group, Inc.
                  Exelon Thermal Development, Inc.
                  Exelon Thermal Holdings, Inc.
                  Exelon Thermal Technologies, Inc.

                  Exelon West Medway, LLC
                  Exelon West Medway Expansion, LLC
                  Exelon Wyman, LLC
                  ExTel Corporation, LLC
                  ExTex La Porte Limited Partnership
                  ExTex Power, LP
                  Fischbach and Moore Electric, Inc.
                  Fischbach and Moore Electrical Contracting, Inc. Fischbach and Moore, Inc.
                  Gas Distribution Contractors, Inc.
                  Horizon Energy Company
                  Infrasource, Inc.
                  InfraSource Environmental Services, LLC
                  InfraSource Field Services, LLC
                  Infrasource Integrated Services, Inc.
                  International Communications Services, Inc.
                  M.J. Electric, Inc.
                  Mechanical Specialties Incorporated
                  Michigan Trenching Service, Inc.
                  Mid-Atlantic Pipeliners, Inc.
                  MRM Technical Group, Inc.
                  Mueller Distribution Contractors, Inc.
                  Mueller Energy Services, Inc.
                  Mueller Pipeliners, Inc.
                  NEWCOSY, Inc.
                  NEWCOTRA, Inc.
                  Northwind Chicago, LLC
                  Northwind Midway LLC
                  OSP Consultants, Inc.
                  OSP, Inc.
                  OSP Telecom, Inc.
                  PEC Financial Services, LLC
                  PECO Energy Company
                  PECO Energy Capital Corp.
                  PECO Energy Power Company
                  PECO Energy Transition Trust
                  Penesco Company, LLC
                  PHT Holdings, LLC
                  Port City Power, LLC
                  Rand-Bright Corporation
                  RJE Telecom, Inc.
                  Scherer Holding 1, LLC
                  Scherer Holding 2, LLC
                  Scherer Holding 3, LLC
                  Southeast Chicago Energy Project, LLC
                  Spruce Holdings G.P. 2000, LLC

                  Spruce Holdings L.P. 2000, LLC
                  Sunesys, Inc.
                  Sunesys of Virginia, Inc.
                  Susquehanna Electric Company
                  Susquehanna Power Company
                  Syracuse Merit Electric, Inc.
                  Texas Ohio Gas, Inc.
                  T.H. Green Electric Company, Inc.
                  Trinity Industries, Inc.
                  Unicom Power Holdings, Inc.
                  Unicom Power Marketing, Inc.
                  Unicom Resources, Inc.
                  Utility Locate & Mapping Services, Inc.
                  VSI Group, Inc.
                  Wansley Holdings 1, LLC
                  Wansley Holdings 2, LLC



E. COPIES OF OTHER DOCUMENTS PRESCRIBED BY RULE OR ORDER.

   None.

F. SCHEDULES SUPPORTING ITEMS OF THE REPORT.

       *F.1 The consent of the independent accountants as to their opinion on Exelon's consolidated financial statements and the footnotes is included in Exhibit F.1.

       *F.2 Supporting plant, depreciation and reserve schedules for Commonwealth Edison Company and Commonwealth Edison Company of Indiana, Inc. from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others as follows, filed herewith of Form SE:

                Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

                Nuclear Fuel Materials

                Electric Plant in Service

                Electric Plant Held for Future Use

                Construction Work in Progress - Electric

                Accumulated Provision for Depreciation of Electric Utility Plant

                Non-utility Property

       *F.3 Supporting plant, depreciation and reserve schedules for SECO from FERC Form No. 1 - Annual Report of Major Electric Utilities, Licensees, and Others and the Annual Report to the Pennsylvania Public Utility Commission filed herewith on Form SE.

                Summary of Utility Plant and Accumulated Provisions for Depreciation, Amortization and Depletion

                Nuclear Fuel Materials

                Electric Plant in Service

                Electric Plant Held for Future Use

                Construction Work in Progress - Electric

                Accumulated Provision for Depreciation of Electric Utility Plant

                Non-utility Property

                Utility Plant and Adjustments

                Completed Construction not Classified

                Preliminary Retirement Estimates

                Accumulated Provision for Depreciation, Amortization, and Depletion of Plant and Adjustments

*G.     ORGANIZATION CHART

        (Filed on Form SE)

H. EWG OR FOREIGN UTILITY COMPANY FINANCIAL STATEMENTS

        *I.1    AmerGen Energy Company, LLC Financial Statements

                Filed confidentially on Form SE.

        *I.2 Sithe Energies, Inc. and Subsidiaries Consolidated Financial Statements

                Filed confidentially on Form SE.

        *I.3    ExTex LaPorte

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.4    Southeast Chicago Energy Project, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.5    Exelon Mystic Holding, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.6    Exelon Mystic Development, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.7    Exelon ForeRiver Development, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.8    Exelon Wyman, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.9    Exelon Framingham, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.10   Exelon West Medway, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.11   Exelon New Boston, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.

        *I.12   Exelon New England Holding, LLC

                Filed confidentially on Form SE, See Item 10, FINANCIAL STATEMENTS.








                                    SIGNATURE

Exelon Corporation, a registered holding company, has duly caused this annual report for the year ended December 31, 2003 to be signed on its behalf by the undersigned thereunto duly authorized, pursuant to the requirements of the Public Utility Holding Company Act of 1935.

                                        EXELON CORPORATION


                                        By:  /S/Robert S. Shapard
                                             ---------------------
                                                 Robert S. Shapard
                                             Executive Vice President and
                                              Chief Financial Officer


April 30, 2004

Exhibit F.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this 2003 Annual Report on Form U-5S of our report dated January 28, 2004 relating to the financial statements, which appears in the 2003 Annual Report to Shareholders of Exelon Corporation, which is incorporated by reference in Exelon Corporation's Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated January 28, 2004 relating to the financial statement schedule of Exelon Corporation, which appears in such Annual Report on Form 10-K. We also consent to the incorporation by reference in such Form U-5S of our reports dated January 28, 2004, relating to the financial statements and financial statement schedules of Commonwealth Edison Company, PECO Energy Company, and Exelon Generation Company, LLC (collectively, the subsidiaries), which appear in the respectively Subsidiaries' Annual Report on Form 10-K for the year ended December 31, 2003.



PricewaterhouseCoopers
Chicago, Illinois
April 30, 2004